Exhibit 10.16
LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

AGREEMENT DATE
OBLIGOR #	NOTE #	March 27, 2008

CREDIT LIMIT	INTEREST RATE	OFFICER NO./INITIALS
$9,000,000	Base Rate or LlBOR plus 2.75%
     THIS AGREEMENT is entered into on March 27, 2008, between COMERICA BANK (“Bank”) as secured party, whose Western Division headquarters office is 333 West Santa Clara Street, San Jose, California and the undersigned (“Borrower”), whose sole place of business (if it has only one), chief executive office (if it has more than one place of business) or residence (if an individual) is located at the address set forth below its name on the signature page to this Agreement. The parties agree as follows:
1. DEFINITIONS.
     1.1 “Accounts” shall mean and includes all presently existing and hereafter arising accounts, including without limitation all accounts receivable, contract rights and other forms of right to payment for monetary obligations or receivables for property sold or to be sold, leased, licensed, assigned or otherwise disposed of, or for services rendered or to be rendered (including without limitation all health-care-insurance receivables) owing to Borrower, and any supporting obligations, credit insurance, guaranties or security therefor, irrespective of whether earned by performance.
     1.2 “Adjusted Quick Ratio” shall mean, as of an applicable date of determination, a ratio of Cash plus Eligible Accounts to Current Liabilities (excluding Subordinated Debt) plus (to the extent not already included therein) all Indebtedness to Bank including Letter of Credit Obligations.
     1.2 “Agreement” shall mean and includes this Loan and Security Agreement (Accounts and Inventory), any concurrent or subsequent rider to this Loan and Security Agreement (Accounts and Inventory) and any extensions, supplements, amendments or modifications to this Loan and Security Agreement (Accounts and Inventory) and/or to any such rider.
     1.3 “Bank Expenses” shall mean and includes: all costs or expenses required to be paid by Borrower under this Agreement which are paid or advanced by Bank; taxes and insurance premiums of every nature and kind of Borrower paid by Bank; filing, recording, publication and search fees, appraiser fees, auditor fees and costs, and title insurance premiums paid or incurred by Bank in connection with Bank’s transactions with Borrower; costs and expenses incurred by Bank in collecting the Accounts (with or without suit) to correct any default or enforce any provision of this Agreement, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, disposing of, preparing for sale and/or advertising to sell the Collateral, whether or not a sale is consummated; costs and expenses of suit incurred by Bank in enforcing or defending this Agreement or any portion hereof, including, but not limited to, expenses incurred by Bank in attempting to obtain relief from any stay, restraining order, injunction or similar process which prohibits Bank from exercising any of its rights or remedies; and reasonable attorneys’ fees and expenses incurred by Bank in advising, structuring, drafting, reviewing, amending, terminating, enforcing, defending or concerning this Agreement, or any portion hereof or any agreement related hereto, whether or not suit is brought. Bank Expenses shall include Bank’s in-house legal charges at reasonable rates.
     1.4 “Base Rate” shall mean that variable rate of interest so announced by Bank at its headquarters office in San Jose, California as its “Base Rate” from time to time and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto.
     1.5 “Borrower’s Books” shall mean and includes all of Borrower’s books and records including but not limited to minute books; ledgers; records indicating, summarizing or evidencing Borrower’s assets, (including, without limitation, the Accounts) liabilities, business operations or financial condition, and all information relating thereto, computer programs; computer disk or tape files; computer printouts; computer runs; and other computer prepared information and equipment of any kind.
     1.6 “Cash” means unrestricted cash and cash equivalents.
     1.7 “Collateral” shall mean and includes all personal property of Borrower, including without limitation each and all of the following: the Accounts; the Inventory; the General Intangibles; the Negotiable Collateral; Borrower’s Books; all Borrower’s deposit accounts; all Borrower’s investment property (including without limitation securities and securities entitlements); all goods, instruments documents, policies and certificates of insurance, deposits, money or other personal property of Borrower in which Bank receives a security interest and which now or later come into the possession, custody or control of Bank; all Borrower’s equipment and fixtures; all additions, accessions, attachments, parts, replacements, substitutions, renewals, interest, dividends, distributions or rights of any kind for or with respect to any of the foregoing (including without limitation any stock splits, stock rights, voting rights and preferential rights) any supporting obligations for any of the foregoing; and the products and proceeds of any of the foregoing, including, but not limited to proceeds of insurance covering the Collateral, and any and all Accounts, General Intangibles, Negotiable Collateral, Inventory, equipment, money, deposit accounts, investment property, equipment, fixtures or other tangible and intangible property of Borrower

LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

resulting from the sale or other disposition of the Collateral and the proceeds thereof and any supporting obligations or security therefor and any right to payment thereunder, and including, without limitation, cash or other property which were proceeds and are recovered by a bankruptcy trustee or otherwise as a preferential transfer by Borrower. Notwithstanding anything to the contrary contained herein, Collateral shall not include any waste or other materials which have been or may be designated as toxic or hazardous by Bank. Notwithstanding the foregoing, the Collateral shall not include any Copyrights, Patents, Trademarks, servicemarks and applications therefor, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing; provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment from the sale, licensing or disposition of all or any part of, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if and only if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of December 1, 2005, include the Intellectual Property but only to the extent necessary to permit perfection Bank’s security interest in the Rights to Payment and Bank shall have no right, title and interest in the Intellectual Property other than to perfect its security interest in the Rights to Payment.
     1.7 “Copyrights” shall mean any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.
     1.8 “Credit” shall mean all Indebtedness, except that Indebtedness arising pursuant to any other separate contract, instrument, note or other separate agreement which, by its terms, provides for a specified interest rate and term.
     1.9 “Credit Limit” shall mean Nine Million Dollars ($9,000,000).
     1.10 “Current Liabilities” shall mean, in respect of a Person and as of any applicable date of determination, all liabilities of such Person that should be classified as current in accordance with GAAP.
     1.11 “Daily Balance” shall mean the amount determined by taking the amount of the Credit owed at the beginning of a given day, adding any new Credit advanced or incurred on such date, and subtracting any payments or collections which are deemed to be paid and are applied by Bank in reduction of the Credit on that date under the provisions of this Agreement.
     1.11 “Debt” shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP. In the case of Borrower, the term “Debt” shall include, without limitation, the Indebtedness.
     1.12 “Eligible Accounts” shall mean and includes those Accounts of Borrower which are due and payable within ninety (90) days, or less, from the date of invoice, have been validly assigned to Bank and strictly comply with all of Borrower’s warranties and representations to Bank.
     1 .13 “Event of Default” shall mean one or more of those events described in Section 7 contained herein below.
     1.13 “GAAP” shall mean, as of any applicable period, generally accepted accounting principles in effect during such period.
     1.14 “General Intangibles” shall mean and includes all of Borrower’s present and future general intangibles and other personal property (including without limitation all payment intangibles, electronic chattel paper, contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, plans, diagrams, schematics, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment (including without limitation, rights to payment evidenced by chattel paper, documents or instruments) and other rights under any royalty or licensing agreements, infringement claims, software (including without limitation any computer program that is embedded in goods that consist solely of the medium in which the program is embedded), information contained on computer disks or tapes, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, Inventory, Negotiable Collateral, and Borrowers Books.
     1.15 “Indebtedness” shall mean and includes any and all loans, advances, Letter of Credit Obligations, overdrafts, debts, liabilities (including, without limitation, any and all amounts charged to Borrower’s loan account pursuant to any agreement authorizing Bank to charge Borrower’s loan account), obligations, lease payments, guaranties, covenants and duties owing by Borrower to Bank of any kind and description whether advanced pursuant to or evidenced by this Agreement; by any note or other Instrument; or by any other agreement between Bank and Borrower and whether or not for the payment of money, whether direct or indirect, absolute or contingent, due or to become due now existing or hereafter arising, including, without limitation, any interest, fees, expenses, costs and other amounts owed to Bank that but for the provisions of the United States Bankruptcy Code would have accrued after the commencement of any Insolvency Proceeding, and including, without limitation, any debt, liability, or obligations owing from Borrower to others which Bank may have obtained by assignment, participation, purchase or otherwise, and further including, without limitation, all

LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

interest not paid when due and all Bank Expenses which Borrower is required to pay or reimburse by this Agreement, by law, (ILLEGIBLE) otherwise.
     1.16 “Insolvency Proceeding” shall mean and includes any proceeding or case commenced by or against Borrower, or any guarantor of Borrower’s Indebtedness, or any of Borrower’s account debtors, under any provisions of the United States Bankruptcy Code, as amended, or any other bankruptcy or insolvency law, including, but not limited to assignments for the benefit of creditors, formal or informal moratoriums, composition or extensions with some or all creditors, any proceeding seeking a reorganization, arrangement or any other relief under the United States Bankruptcy Code, as amended, or any other bankruptcy or insolvency law.
     1 .17 “Intellectual Property means all of Borrower’s right, title, and interest in and to the following:
          a. Copyrights, Trademarks and Patents;
          b. Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;
          c. Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;
          d. Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;
          e. All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;
          f. All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and
          g. All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.
     1.18 “Inventory” shall mean and includes all present and future inventory in which Borrower has any interest, including, but not limited to, goods held by Borrower for sale or lease or to be furnished under a contract of service and all of Borrower’s present and future raw materials, work in process, finished goods (including without limitation any computer program embedded in any of the foregoing goods and any supporting information provided in connection therewith that (i) is associated with the goods in such a manner that the program customarily is considered part of the goods or that (ii) by becoming the owner of the goods, a person acquires a right to use the program in connection with the goods), together with any advertising materials and packing and shipping materials, wherever located and any documents of title representing any of the above, and any equipment, fixtures or other property used in the storing, moving, preserving, identifying, accounting for and shipping or preparing for the shipping of inventory, and any and all other items hereafter acquired by Borrower by way of substitution, replacement, return, repossession or otherwise, and all additions and accessions thereto, and the resulting product or mass, and any documents of title respecting any of the above.
     1.19 “Judicial Officer or Assignee” shall mean and includes any trustee, receiver, controller, custodian, assignee for the benefit of creditors or any other person or entity having powers or duties like or similar to the powers and duties of trustee, receiver, controller, custodian or assignee for the benefit of creditors.
     1.20 “Letter of Credit” or “Letters of Credit” shall mean any standby letters of credit, documentary letters of credit OR Warranty Letters of Credit hereafter issued by Bank at the request of Borrower pursuant to this Agreement.
     1.21 “Letter of Credit Agreement” means in respect of each standby letter of credit and Warranty Letter of Credit issued pursuant to this Agreement, the application of Borrower requesting Bank to issue such Letter of Credit (including the terms and conditions on the reverse side thereof or otherwise provided therein and including any separate indemnity agreement delivered in connection therewith), in the form and substance acceptable to Bank.
     1.22 “Letter of Credit Fees” shall mean the fees payable to Bank in connection with letters of credit issued by it pursuant to Article 2.
     1.23 “Letter of Credit Obligations” shall mean, as of any applicable date of determination, the sum of the undrawn amount of any letter(s) of credit issued by Bank upon the application of and/or for the account of Borrower, plus any unpaid reimbursement obligations owing by Borrower to Bank in respect of any such letter(s) of credit.

LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

     1.24 “Net Income” shall mean the net income (or loss) of a person for any period of determination, determined in accordance with GAAP but excluding in any event:
     a. any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account on any excluded losses; and
     b. in the case of Borrower, net earnings of any Person in which Borrower has an ownership interest, unless such net earnings shall have actually been received by Borrower in the form of cash distributions.
     1.25 “Negotiable Collateral” shall mean and include all of Borrower’s present and future letters of credit, advises of credit, letter-of-credit rights, certificates of deposit, notes, drafts, money, documents (including without limitation all negotiable documents), instruments (including without limitation all promissory notes), tangible chattel paper or any other similar property.
     1.26 “Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
     1.27 “Permitted Liens” means the following:
          a. Any Liens existing on the date of closing and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;
          b. Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;
          c. Liens (i) upon or in any equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment; and
          d. Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.
     1.28 “Person” or “person” shall mean and includes any individual, corporation, partnership, joint venture, firm, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency or other entity.
     1.29 “Quick Assets” shall mean, as of any applicable date of determination, unrestricted cash, certificates of deposit or marketable securities and net accounts receivable arising from the sale of goods and services, and United States government securities and/or claims against the United States government of Borrower and its subsidiaries.
     1.30 “Subordinated Debt” shall mean indebtedness of the Borrower to any Person which has been subordinated to the Indebtedness pursuant to a Subordination Agreement in form and content satisfactory to Bank.
     1.31 “Subordination Agreement” shall mean any subordination agreement, which is in form and substance satisfactory to Bank, and which makes any or all present and future indebtedness of Borrower to any Person subordinate to the Indebtedness.
     1.32 “Tangible Effective Net Worth” shall mean, with respect to any Person and as of any applicable date of determination, Tangible Net Worth plus Subordinated Debt.
     1.33 “Tangible Net Worth” shall mean, with respect to any Person and as of any applicable date of determination, the excess of:
     a. the net book value of all assets of such Person (excluding affiliate receivables, patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and all other intangible assets of such Person) after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), less
     b. all Debt of such Person at such time.

LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

     1.34 “Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
     1.35 “Warranty” shall mean Borrower’s guarantee that the finished goods or services which are intended for export from the United States will function as intended during the warranty period.
     1.36 “Warranty Letter of Credit” shall mean standby letter of credit which is issued or caused to be issued by Bank to support the obligations of Borrower with respect to a Warranty or a standby letter of credit which by its terms becomes a Warranty Letter of Credit, which Warranty Letter of Credit shall be secured by cash collateral in an amount not less than such Letter of Credit Obligation.
Any and all terms used in the foregoing definitions and elsewhere in this Agreement shall be construed and defined in accordance with the meaning and definition of such terms under and pursuant to the California Uniform Commercial Code (hereinafter referred to as the “Uniform Commercial Code”) as amended, revised or replaced from time to time. Notwithstanding the foregoing, the parties intend that the terms used herein which are defined in the Uniform Commercial Code have, at all times, the broadest and most inclusive meanings possible. Accordingly, if the Uniform Commercial Code shall in the future be amended or held by a court to define any term used herein more broadly or inclusively than the Uniform Commercial Code in effect on the date of this Agreement, then such term, as used herein, shall be given such broadened meaning. If the Uniform Commercial Code shall in the future be amended or held by a court to define any term used herein more narrowly, or less inclusively, than the Uniform Commercial Code in effect on the date of this Agreement, such amendment or holding shall be disregarded in defining terms used in this Agreement.
2. LOAN AND TERMS OF PAYMENT.
For value received, Borrower promises to pay to the order of Bank such amount, as provided for below, together with interest, as provided for below.
     2.1 Upon the request of Borrower, made at any time and from time to time during the term hereof, and so long as no Event of Default has occurred, Bank shall lend to Borrower an amount equal to the Credit Limit minus all Letter of Credit Obligations. If at any time for any reason, the amount of Indebtedness owed by Borrower to Bank pursuant to this Section 2.1 and Section 2.3 of this Agreement is greater than the aggregate amount available to be drawn under this Section 2.1, Borrower shall immediately pay to Bank, in cash, the amount of such excess.
     2.2 Except as hereinbelow provided, the Credit shall bear interest, on the Daily Balance owing, at a fluctuating rate of interest equal to SEE LlBOR ADDENDUM ATTACHED.
All interest chargeable under this Agreement that is based upon a per annum calculation shall be computed on the basis of a three hundred sixty (360) day year for actual days elapsed. The Base Rate as of the date of this Agreement is five and one quarter percent (5.25%) per annum. In the event that the Base Rate announced is, from time to time hereafter, changed, adjustment in the Base Rate shall be made and based on the Base Rate in effect on the date of such change. The Base Rate, as adjusted, shall apply to the Credit until the Base Rate is adjusted again.
All interest payable by Borrower under the Credit shall be due and payable on the first day of each calendar month during the term of this Agreement. A late payment charge equal to five percent (5%) of each late payment may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date, but acceptance of payment of this charge shall not waive any Event of Default under this Agreement. Upon the occurrence of an Event of Default hereunder, and without constituting a waiver of any such Event of Default, then during the continuation thereof, at Bank’s option, the Credit shall bear interest, on the Daily Balance owing, at a rate equal to three percent (3%) per year in excess of the rate applicable immediately prior to the occurrence of the Event of Default, and such rate of interest shall fluctuate thereafter from time to time at the same time and in the same amount as any fluctuation in the date of interest applicable immediately prior to any such occurrence.
     2.3 Subject to the terms and conditions of this Agreement, Bank agrees to issue or cause to be issued Letters of Credit for the account of Borrower during the term of this Agreement in the aggregate outstanding face amount not to exceed (i) the Credit Limit, minus (ii) the then outstanding Daily Balance. Each Letter of Credit shall have an initial expiration date not later than twelve (12) months from its date of issuance (subject to renewals), unless such Letter of Credit is a Warranty Letter of Credit, then an expiration date not later than thirty six (36) months from its date of issuance (subject to renewals). All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard Letter of Credit Application and Agreement. The obligation of Borrower to immediately reimburse Bank for drawings made under letters of credit shall be absolute, unconditional and irrevocable in accordance with the terms of this Agreement and the Letter of Credit Application and Agreement with respect to each such letter of credit. Borrower shall indemnify, defend, protect and hold Bank harmless from any loss, cost, expense, or liability, including, without limitation, reasonable attorney’s fees incurred by Bank, whether in-house or outside counsel is used, arising out of or in connection with any letters of credit.

LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

          a. No Letter of Credit shall be issued pursuant to Section 2.3 hereof unless, as of the requested date for issuance:
          (1) the stated amount of the letter of credit requested, plus the stated amounts of all other outstanding letters of credit, plus the amount of all unreimbursed drawings and payments made on letters of credit, plus all advances outstanding under the Credit shall not exceed the Credit Limit; and all undrawn amounts under all such Letters of Credit shall be deemed to constitute advances for the purpose of calculating availability under the Credit;
          (2) the execution of the Letter of Credit Agreement with respect to the letter of credit requested will not violate the terms and conditions of any contract, agreement or other borrowing of Borrower;
          (3) all Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard Letter of Credit Application and Agreement;
          (4) no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain Bank from issuing the letter of credit, and no law, rule, regulation, request or directive (whether or not having the force of law) of or from any governmental authority shall prohibit or request that Bank refrain from issuing, the letter of credit requested or letters of credit generally;
          (5) Bank shall have received the issuance fee required in connection with the issuance of such letter of credit; and
          (6) all of the conditions set forth in Section 5 are satisfied as of the date of such request and shall be satisfied as of the date requested for issuance of such Letter of Credit.
     b. Letter of Credit Commission. Borrower shall pay to Bank a letter of credit commission upon the date of issuance of each standby letter of credit in the amount equal to one and one quarter percent (1.25%) per annum on the average outstanding amount of such standby letter of credit. Such commissions (for so long as such letters of credit shall be outstanding) shall be paid quarterly in arrears on the last banking day of each March, June, September and December of each calendar year, and shall be fully earned and non-refundable on the date of payment thereof.
     c. Standard Fees. In connection with the letters of credit, Borrower will pay Bank, letter of credit issuance fees and standard administration, payment and cancellation charges assessed by Bank, at the times, in the amounts customarily charged by Bank at such time with respect to its letters of credit generally.
     d. Draws Under Letters of Credit.
     (1) Upon receipt of any draw against a letter of credit, Bank shall promptly notify Borrower of the amount of such draw and the date for payment of such draw. Borrower hereby agrees to deposit with Bank, on the first Business Day subsequent to such notice, funds sufficient to pay all Letter of Credit Obligations with respect to such draws, which may be the proceeds of an advance, if made by Bank in its sole discretion.
     (2) In the event that Borrower fails to deposit funds sufficient to pay Letter of Credit Obligations with respect to any draw (whether through an advance or otherwise) on a timely basis, from the date of Bank’s payment on such draw until such Letter of Credit Obligations resulting from such draw shall have been paid, Borrower shall not be entitled to request or receive any advance or to request or receive any other Credits or the issuance of letters of credit hereunder and the amount of the related Letter of Credit Obligation shall bear interest at the Default Rate for Loans bearing interest at the Base Rate, which interest shall be payable on demand.
     e. Obligations Irrevocable. The obligations of Borrower to make payments with respect to Letter of Credit Obligations shall be irrevocable and not subject to any qualification or exception whatsoever, including:
     (1) invalidity or unenforceability of this Agreement or any of the other Related Loan Documents or any of their provisions;
     (2) the existence of any claim, set-off, defense or other right which Borrower may have against a beneficiary named in a letter of credit, or any other Person;
     (3) any draft, certificate or any other document presented in connection with a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, except to the extent resulting from the willful misconduct or gross negligence on the part of Bank;

LOAN AND SECURITY AGREEMENT
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     (4) the occurrence of any Default or Event of Default;
     (5) payment by Bank under any Letter of Credit against presentation of a draft or accompanying certificate which does not strictly comply with the terms of the Letter of Credit;
     (6) any failure, omission, delay or lack on the part of Bank or any party to this Agreement or any of the Related Documents to enforce, assert or exercise any right, power or remedy conferred upon Bank or any such party under this Agreement or any Documents, or any other acts or omissions on the part of Bank or any such party;
     (7) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of Borrower; the receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangements, composition with creditors or readjustment or other similar proceedings affecting Borrower, or any of its assets, or any allegation or contest of the validity of this Agreement or any of the Related Documents, in any such proceedings; and
     (8) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, and any other event or action that would, in the absence of this clause and other than as a result of the misconduct or gross negligence of Bank, result in the release or discharge by operation of law of Borrower from the performance or observance of any obligation, covenant or agreement contained in this Agreement or any of the Related Documents.
     f. Indemnification. Borrower agrees indemnify, defend and hold Bank harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which Bank may incur (or which may be claimed against Bank by any Person) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, any Letter of Credit; provided, however, that Borrower shall not be required to indemnify Bank pursuant to this Section 2.3(f) for claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful and wrongful failure or willful and wrongful misconduct or gross negligence of Bank. Nothing in this Section is intended nor shall be deemed to limit, reduce or otherwise affect in any manner whatsoever the reimbursement obligations of Borrower contained in this Agreement.
     2.5 Borrower shall pay to Bank, on the effective date of this Agreement a commitment fee of $9,000, which fee shall be deemed fully earned upon such effective date and shall not be refundable under any circumstance.
3. TERM.
     3.1 This Agreement shall remain in full force and effect until September 30, 2008, unless earlier terminated by notice by Borrower. Notice of such termination by Borrower shall be effectuated by mailing of a registered or certified letter not less than thirty (30) days prior to the effective date of such termination, addressed to Bank at the address set forth herein and the termination shall be effective as of the date so fixed in such notice.
     3.2 Notwithstanding the foregoing, should Borrower be in default of one or more of the provisions of this Agreement, Bank may terminate this Agreement at any time without notice. Notwithstanding the foregoing, should either Bank or Borrower become insolvent or unable to meet its debts as they mature, or fail, suspend, or go out of business, the other party shall have the right to terminate this Agreement at any time without notice. On the date of termination all Indebtedness shall become immediately due and payable without notice or demand; no notice of termination by Borrower shall be effective until Borrower shall have paid all Indebtedness to Bank in full. Notwithstanding termination, until all Indebtedness has been fully satisfied, Bank shall retain its security interest in all existing Collateral and Collateral arising thereafter, and Borrower shall continue to perform all of its obligations.
     3.3 After termination and when Bank has received payment in full of Borrower’s Indebtedness to Bank, Bank shall reassign to Borrower all Collateral held by Bank, and shall execute a termination of all security agreements and security interests given by Borrower to Bank.
4. CREATION OF SECURITY INTEREST.
     4.1 Borrower hereby grants to Bank a continuing security interest in all presently existing and hereafter arising Collateral in order to secure prompt repayment of any and all Indebtedness owed by Borrower to Bank and in order to secure prompt performance by Borrower of each and all of its covenants and obligations under this Agreement and otherwise created. Bank’s security interest in the Collateral shall attach to all Collateral without further act on the part of Bank or Borrower. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower, immediately upon the request of Bank, shall (a) endorse or assign such Negotiable Collateral to Bank, (b) deliver actual physical possession of such Negotiable Collateral to Bank, and (c) mark conspicuously all of its records pertaining to such Negotiable Collateral with a legend, in form and substance satisfactory to Bank (and in the case of Negotiable Collateral consisting of tangible chattel paper, immediately mark all such tangible chattel paper with a conspicuous legend in form and substance satisfactory to Bank), indicating that the Negotiable Collateral is subject to the security interest granted to Bank hereunder.

LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

     4.2 Bank’s security interest in the Accounts shall attach to all Accounts without further act on the part of Bank or Borrower. Upon request from Bank, Borrower shall provide Bank with schedules describing all Accounts created or acquired by Borrower (including without limitation agings listing the names and addresses of, and amounts owing by date by account debtors), and shall execute and deliver written assignments of all Accounts to Bank all in a form acceptable to Bank; provided, however, Borrower’s failure to execute and deliver such schedules and/or assignments shall not affect or limit Bank’s security interest and other rights in and to the Accounts. Together with each schedule, Borrower shall furnish Bank with copies of Borrower’s customers’ invoices or the equivalent, and original shipping or delivery receipts for all merchandise sold, and Borrower warrants the genuineness thereof. Upon the occurrence of an Event of Default, Bank or Bank’s designee may notify customers or account debtors of Bank’s security interest in the Collateral and direct such customers or account debtors to make payments directly to Bank, but unless and until Bank does so or gives Borrower other written instructions, Borrower shall collect all Accounts for Bank, receive in trust all payments thereon as Bank’s trustee, and, if so requested to do so from Bank, Borrower shall immediately deliver said payments to Bank in their original form as received from the account debtor and all letters of credit, advices of credit, instruments, documents, chattel paper or any similar property evidencing or constituting Collateral. Notwithstanding anything to the contrary contained herein, if sales of inventory are made for cash, Borrower shall immediately deliver to Bank, in identical form, all such cash, checks, or other forms of payment which Borrower receives. The receipt of any check or other item of payment by Bank shall not be considered a payment on account until such check or other item of payment is honored when presented for payment, in which event, said check or other item of payment shall be deemed to have been paid to Bank two (2) calendar days after the date Bank actually receives such check or other item of payment.
     4.3 Bank’s security interest in inventory shall attach to all inventory without further act on the part of Bank or Borrower. Borrower will at Borrower’s expense pledge, assemble and deliver such inventory to Bank or to a third party as Bank’s bailee; or hold the same in trust for Bank’s account or store the same in a warehouse in Bank’s name; or deliver to Bank documents of title representing said Inventory; or evidence of Bank’s security interest in some other manner acceptable to Bank. Until a default by Borrower under this Agreement or any other Agreement between Borrower and Bank, Borrower may, subject to the provisions hereof and consistent herewith, sell the Inventory, but only in the ordinary course of Borrower’s business. A sale of inventory in Borrower’s ordinary course of business does not include an exchange or a transfer in partial or total satisfaction of a debt owing by Borrower.
     4.4 Concurrently with Borrower’s execution of this Agreement, and at any time or times hereafter at the request of Bank, Borrower shall (a) execute and deliver to Bank security agreements, mortgages, assignments, certificates of title, affidavits, reports, notices, schedules of accounts, letters of authority and all other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and maintain perfected Bank’s security interest in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement, (b) cooperate with Bank in obtaining a control agreement in form and substance satisfactory to Bank with respect to all deposit accounts, electronic chattel paper, investment property, and letter-of-credit rights, and (c) in the event that any Collateral is in the possession of a third party, Borrower shall join with Bank in notifying such third party of Bank’s security interest and obtaining an acknowledgment from such third party that it is holding such Collateral for the benefit of Bank. By authenticating or becoming bound by this Agreement, Borrower authorizes the filing of initial financing statement(s), and any amendment(s) covering the Collateral to perfect and maintain perfected Bank’s security interest in the Collateral. Upon the occurrence of an Event of Default, Borrower hereby irrevocably makes, constitutes and appoints Bank (and any of Bank’s officers, employees or agents designated by Bank) as Borrower’s true and lawful attorney-in-fact with power to sign the name of Borrower on any security agreement, mortgage, assignment, certificate of title, affidavit, letter of authority, notice of other similar documents which must be executed and/or filed in order to perfect or continue perfected Bank’s security interest in the Collateral, and to take such actions in its own name or in Borrower’s name as Bank, in its sole discretion, deems necessary or appropriate to establish exclusive possession or control (as defined in the Uniform Commercial Code) over any Collateral of such nature that perfection of Bank’s security interest may be accomplished by possession or control.
     4.5 Borrower shall make appropriate entries in Borrower’s Books disclosing Bank’s security interest in the Accounts. Bank (through any of its officers, employees or agents) shall have the right at any time or times hereafter, provided that reasonable notice is provided, during Borrower’s usual business hours, or during the usual business hours of any third party having control over the records of Borrower, to inspect and verify Borrower’s Books in order to verify the amount or condition of, or any other matter, relating to, said Collateral and Borrower’s financial condition.
     4.6 Borrower appoints Bank or any other person whom Bank may designate as Borrower’s attorney-in-fact, with power, effective only upon the occurrence of an Event of Default: to endorse Borrower’s name on any checks, notes, acceptances, money order, drafts or other forms of payment or security that may come into Bank’s possession; to sign Borrower’s name on any invoice or bill of lading relating to any Accounts, on drafts against account debtors, on schedules and assignments of Accounts, on verifications of Accounts and on notices to account debtors; to establish a lock box arrangement and/or to notify the post office authorities to change the address for delivery of Borrower’s mail addressed to Borrower to an address designated by Bank, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; to send, whether in writing or by telephone, requests for verification of Accounts; and to do all things necessary to carry out this Agreement. Borrower ratifies and approves all acts of the attorney-in-fact. Neither Bank nor its attorney-in-fact will be liable for any acts or omissions or for any error of judgment or mistake of fact or law. This power being coupled with an interest, is irrevocable so long as any Accounts in which Bank has a security interest remain unpaid and until the Indebtedness has been fully satisfied.

LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

     4.7 In order to protect or perfect any security interest which Bank is granted hereunder, Bank may, in its sole discretion, discharge any lien or encumbrance or bond the same, pay any insurance, maintain guards, warehousemen, or any personnel to protect the Collateral, pay any service bureau, or, obtain any records, and all costs for the same shall be added to the Indebtedness and shall be payable on demand.
     4.8 Borrower agrees that Bank may provide information relating to this Agreement or relating to Borrower to Bank’s parent, affiliates, subsidiaries and service providers.
     4.9 Borrower, for itself and its Subsidiaries, agrees that it will not and that it will not permit its Subsidiaries to pledge or otherwise grant a security interest in the Intellectual Property to any Person, other than the Bank, or enter into or be subject to any agreement with any other Person pursuant to which Borrower agrees for the benefit of such other Person that Borrower will not pledge or grant a security interest in the Intellectual Property, all without the Bank’s prior written consent.
     4.10 All Warranty Letters of Credit shall be secured by cash collateral in the aggregate face amount of all issued and outstanding Warranty Letters of Credit, which cash collateral shall be held and retained by Bank as cash collateral for the repayment of such Letter of Credit Obligation, together with any and all other Indebtedness of Borrower to Bank remaining unpaid, and Borrower pledges to Bank and grants to Bank a continuing first priority security interest in such cash collateral so delivered to Bank.
5. CONDITIONS PRECEDENT.
     5.1 As conditions precedent to the making of the loans and the extension of the financial accommodations hereunder, Borrower shall execute, or cause to be executed, and deliver to Bank, in form and substance satisfactory to Bank and its counsel, the following:
     a. This Agreement and other documents, instruments and agreements required by Bank;
     b. If Borrower is a corporation, limited liability company, limited partnership or other such entity, certified copies of all actions taken by Borrower, any grantor of a security interest to Bank to secure the Indebtedness, and any guarantor of the Indebtedness, authorizing the execution, delivery and performance of this Agreement and any other documents, instruments or agreements entered into in connection herewith, and authorizing specific officers to execute and deliver any such documents, instruments and agreements;
     c. If Borrower is a corporation, limited liability company, limited partnership or other such entity, then a certificate of good standing showing that Borrower is in good standing under the laws of the state of its incorporation or formation and certificates indicating that Borrower is qualified to transact business and is in good standing in any other state in which it conducts business;
     d. If Borrower is a partnership, then a copy of Borrower’s partnership agreement certified by each general partner of Borrower;
     e. UCC searches and financing statements, tax lien and litigation searches, fictitious business statement filings, insurance certificates, notices or other similar documents which Bank may require and in such form as Bank may require, in order to reflect, perfect or protect Bank’s first priority security interest in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement;
     f. Evidence that Borrower has obtained insurance and acceptable endorsements;
     g. Such control agreements from each Person as Bank may require;
     h. Duly executed certificates of title with respect to that portion of the Collateral that is subject to certificates of title:
     i. Such collateral access agreements from each lesser, warehouseman, bailee, and other Person as Bank may require, duly executed by each such Person; and
     j. Warranties and representations of officers.
6. WARRANTIES, REPRESENTATIONS AND COVENANTS.
     6.1 If so requested by Bank, Borrower shall, at such intervals designated by Bank, during the term hereof execute and deliver a Report of Accounts Receivable or similar report, in form customarily used by Bank.

LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

     6.2 Bank shall retain its security interest in all Accounts, until all Indebtedness has been fully paid and satisfied. Returns and allowances, if any, as between Borrower and its customers, will be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at this time. Any merchandise which is returned by an account debtor or otherwise recovered shall be set aside, marked with Bank’s name, and Bank shall retain a security interest therein. Borrower shall promptly notify Bank of all disputes and claims and settle or adjust them on terms approved by Bank. After default by Borrower hereunder, no discount, credit on allowance shall be granted to any account debtor by Borrower and no return of merchandise shall be accepted by Borrower without Bank’s consent. Bank may, after default by Borrower, settle or adjust disputes and claims directly with account debtors for amounts and upon terms which Bank considers advisable, and in such cases Bank will credit Borrower’s loan account with only the net amounts received by Bank in payment of the Accounts, after deducting all Bank Expenses in connection therewith.
     6.3 Borrower warrants, represents, covenants and agrees that:
     a. Borrower has good and marketable title to the Collateral. Bank has and shall continue to have a first priority perfected security interest in and to the Collateral, subject to Permitted Liens. The Collateral shall at all times remain free and clear of all liens, encumbrances and security interests, except for Permitted Liens;
     b. All Accounts are and will, at all times pertinent hereto, be bona fide existing obligations created by the sale and delivery of merchandise or the rendition of services to account debtors in the ordinary course of business, free of liens claims, encumbrances and security interests, except for Permitted Liens, and are unconditionally owed to Borrower without defenses, disputes, offsets counterclaims, rights of return or cancellation, and Borrower shall have received no notice of actual or imminent bankruptcy or insolvency of any account debtor at the time an Account due from such account debtor is assigned to Bank; and
     c. At the time each Account is assigned to Bank, all property giving rise to such Account shall have been delivered to the account debtor or to the agent for the account debtor for immediate shipment to, and unconditional acceptance by, the account debtor. Borrower shall deliver to Bank, as Bank may from time to time require, delivery receipts customer’s purchase orders, shipping instructions, bills of lading and any other evidence of shipping arrangements. (ILLEGIBLE) such a request by Bank, copies of all such documentation shall be held by Borrower as custodian for Bank.
     6.4 Borrower shall keep the Inventory only at the following locations: 1908 Doolittle Drive, San Leandro, California (ILLEGIBLE) and the owner or mortgagees of such location is 2101 Williams Associates, LLC.
     a. Borrower, immediately upon demand by Bank therefor, shall now and from time to time hereafter, at such intervals as are reasonably requested by Bank, deliver to Bank, designations of Inventory specifying Borrower’s cost (ILLEGIBLE) Inventory, the wholesale market value thereof and such other matters and information relating to the Inventory as Bank may request;
     b. Borrower’s Inventory, valued at the lower of Borrower’s cost or the wholesale market value thereof, at all times pertinent hereto shall not be less than N/A Dollars ($ N/A) of which no less than N/A Dollars ($ N/A shall be in raw materials and finished goods;
     c. All of the Inventory is and shall remain free from all purchase money or other security interests, liens (ILLEGIBLE) encumbrances, except for Permitted Liens;
     d. Borrower does now keep and hereafter at all times shall keep correct and accurate records itemizing and describing the kind, type, quality and quantity of the Inventory, its cost therefor and selling price thereof, and the daily withdrawals therefrom and additions thereto, all of which records shall be available upon demand to any of Bank’s officers agents and employees for inspection and copying;
     e. All Inventory, now and hereafter at all times, shall be new Inventory of good and merchantable quality free from material defects;
     f. Inventory is not now and shall not at any time or times hereafter be located or stored with a (ILLEGIBLE) warehouseman or other third party without Bank’s prior written consent, and, in such event, Borrower will concurrently therewith cause any such bailee, warehouseman or other third party to issue and deliver to Bank, warehouse receipts (ILLEGIBLE) Bank’s name evidencing the storage of Inventory and/or an acknowledgment by such bailee of Bank’s prior rights in the Inventory, in each case in form and substance acceptable to Bank. In any event, Borrower shall instruct any third party to hold all such Inventory for Bank’s account subject to Bank’s security interests and its instructions; and
     g. Bank shall have the right upon demand now and/or at all times hereafter, during Borrower’s usual business hours, after reasonable notice, to inspect and examine the Inventory and to check and test the same as to quality, quantity value and condition and Borrower agrees to reimburse Bank for Bank’s reasonable costs and expenses in so doing.

LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

     6.6 Borrower represents, warrants and covenants with Bank that Borrower will not, without Bank’s prior written consent:
     a. Grant a security interest in or permit a lien, claim or encumbrance upon any of the Collateral (including the Intellectual Property) to any person, association, firm, corporation, entity or governmental agency or instrumentality, except Borrower may pledge a temporary license or other rights to use any of the Copyrights, Patents or Trademarks to any of its customers so long as Borrower provides prior written notice to Bank of the material terms of any such license agreements with a description of its likely impact on Borrower’s business or financial condition;
     b. Permit any levy, attachment or restraint to be made affecting any of Borrower’s assets;
     c. Permit any Judicial Officer or Assignee to be appointed or to take possession of any or all of Borrower’s assets;
     d. Other than sales of Inventory in the ordinary course of Borrower’s business, to sell, lease, or otherwise dispose of, move, or transfer, whether by sale or otherwise, any of Borrower’s assets;
     e. Change its name, the location of its sole place of business, chief executive office or residence, business structure, corporate identity or structure, form of organization or the state in which it has been formed or organized; add any new fictitious names, dissolve, liquidate, merge or consolidate with or into any other corporation, entity, or other business organization, or permit another corporation, entity or other business organization to merge into it;
     f. Move or relocate any Collateral;
     g. Acquire any other business organization;
     h. Enter into any transaction not in the usual course of Borrower’s business;
     i. Make any change in Borrower’s financial structure or in any of its business objectives, purposes or operations which would materially adversely affect the ability of Borrower to repay Borrower’s Indebtedness;
     j. Incur any debts outside the ordinary course of Borrower’s business except renewals or extensions of existing debts and interest thereon;
     k. Make loans, advances or extensions of credit to any Person, except in the ordinary course of business;
     l. Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments by Borrower in the ordinary course of business for deposit or collection;
     m. Make any payment on account of any Subordinated Debt except for regularly scheduled payments of interest and principal in accordance with the provisions of any Subordination Agreement executed by Bank and the subordinated debt holder, or amend any provision contained in any documentation relating to any such Subordinated Debt without Bank’s prior written consent;
     n. Sell, lease, transfer or otherwise dispose of properties and assets having an aggregate book value of more than Fifty Thousand Dollars ($50,000) (whether in one transaction or in a series of transactions) except as to the sale of inventory in the ordinary course of business; (b) change its name, consolidate with or merge into any other corporation, permit another corporation to merge into it, acquire all or substantially all the properties or assets of any other Person, enter into any reorganization or recapitalization or reclassify its capital stock, or (c) enter into any sale-leaseback transaction;
     o. Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any securities or other interest whatsoever in, any other Person, except for the common stock of the Subsidiaries owned by Borrower on the date of this Agreement and except for certificates of deposit with maturities of one year or less of United States commercial banks with capital, surplus and undivided profits in excess of One Hundred Million Dollars ($100,000,000.00) and the securities or other direct obligations of the United States Government maturing within one year from the date of acquisition thereof;

LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

     p. Allow any fact, condition or event to occur or exist with respect to any employee pension or profit sharing plans established or maintained by it which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan;
     q. Use any loan or other extension of credit under this Agreement or any other document, instrument or agreement entered into by Borrower with or in favor of Bank in connection with this Agreement for any purpose other than to provide working capital for its operations, for the issuance of Letters of Credit and for other general business purposes. In no event shall the funds from any such loan or other extension of credit be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” or any “margin securities” (as such terms are defined respectively in Regulation U and Regulation G promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock or margin securities. Borrower hereby represents and warrants that Borrower is not engaged principally, or as one of Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock or margin securities; and
     r. Borrower shall not without Bank’s prior written consent acquire or expend for or commit itself to acquire or expend for fixed assets by lease, purchase or otherwise in an aggregate amount that exceeds Fifty Thousand Dollars ($50,000) in any fiscal year.
     6.7 Borrower shall permit representatives of Bank to conduct audits of Borrower’s Books relating to the Accounts and other Collateral and make extracts therefrom, with results satisfactory to Bank, provided that Bank shall use its best efforts to not interfere with the conduct of Borrower’s business, and to the extent possible to arrange for verification of the Accounts directly with the account debtors obligated thereon or otherwise, all under reasonable procedures acceptable to Bank and at Borrower’s sole expense; provided, however, that, prior to an Event of Default, Borrower shall not be responsible for more than one (1) such audit in each calendar year.
     6.8 Borrower represents, warrants, covenants and agrees that:
     a. Borrower’s true and correct legal name is that set forth on the signature page to this Agreement. Except as disclosed in writing to Bank on or before the date of this Agreement, Borrower has not done business under any name other than that set forth on the signature page to this Agreement;
     b. If Borrower is an individual, the location (as determined pursuant to the Uniform Commercial Code) of Borrower’s principal residence is that set forth following Borrower’s name on the signature page to this Agreement;
     c. If Borrower is a registered organization that is organized under the laws of any one of the states comprising the United States (e.g. corporation, limited partnership, registered limited liability partnership or limited liability company), and is located (as determined pursuant to the Uniform Commercial Code) in the state under the laws of which it was organized, Borrower’s form of organization and the state in which it has been organized are those set forth immediately following Borrower’s name on the signature page to this Agreement;
     d. If Borrower is a registered organization organized under the laws of the United States, and Borrower is located in the state that United States law designates as its location or, if United States law authorizes Borrower to designate the state for its location, the state designated by Borrower, or if neither of the foregoing are applicable, at the District of Columbia (in each case as determined in accordance with the Uniform Commercial Code), Borrower’s form of organization and the state or district in which it is located are those set forth immediately following Borrower’s name on the signature page to this Agreement;
     e. If Borrower is a domestic organization that is not a registered organization under the laws of the United States or any state thereof (e.g. general partnership, joint venture, trust, estate or association), and Borrower is located (as determined pursuant to the Uniform Commercial Code) at its sole place of business or, if it has more than one place of business, at its chief executive office, Borrower’s form of organization and the address of that location are those set forth on the signature page to this Agreement; and
     f. If Borrower is a foreign individual or foreign organization or a branch or agency of a bank that is not organized under the laws of the United States or a state thereof, Borrower is located (as determined pursuant to the Uniform Commercial Code) at the address set forth following Borrower’s name on the signature page to this Agreement.
     6.9 If Borrower is a corporation, Borrower represents, warrants and covenants as follows:
     a. Borrower will not make any distribution or declare or pay any dividend (in stock or in cash) to any shareholder or on any of its capital stock, of any class, whether now or hereafter outstanding, or purchase, acquire,

LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

repurchase, or redeem or retire any such capital stock other than distributions or dividends made at such times when no Default or Event of Default is existing or would arise after giving effect thereto;
     b. Borrower is and shall at all times hereafter be a corporation duly organized and existing in good standing under the laws of the state of its incorporation and qualified and licensed to do business in California or any other state in which it conducts its business;
     c. Borrower has the right and power and is duly authorized to enter into this Agreement; and
     d. The execution by Borrower of this Agreement shall not constitute a breach of any provision contained in Borrower’s articles of incorporation or by-laws.
     6.10 The execution of and performance by Borrower of all of the terms and provisions contained in this Agreement shall not result in a breach of or constitute an event of default under any agreement to which Borrower is now or hereafter becomes a party.
     6.11 Borrower shall promptly notify Bank in writing of its acquisition by purchase, lease or otherwise of any after acquired property of the type included in the Collateral, with the exception of purchases of Inventory in the ordinary course of business.
     6.12 All assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against, Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency. Borrower shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof. Borrower will make timely payment or deposit of all F.I.C.A. payments and withholding taxes required of it by applicable laws, and will upon request furnish Bank with proof satisfactory to it that Borrower has made such payments or deposit. If Borrower fails to pay any such assessment, tax, contribution, or make such deposit, or furnish the required proof, Bank may, in its sole and absolute discretion and without notice to Borrower, (i) make payment of the same or any part thereof, or (ii) set up such reserves in Borrower’s loan account as Bank deems necessary to satisfy the liability therefor, or both. Bank may conclusively rely on the usual statements of the amount owing or other official statements issued by the appropriate governmental agency. Each amount so paid or deposited by Bank shall constitute a Bank Expense and an additional advance to Borrower.
     6.13 There are no actions or proceedings pending by or against Borrower or any guarantor of Borrower before any court or administrative agency and Borrower has no knowledge of any pending, threatened or imminent litigation, governmental investigations or claims, complaints, actions or prosecutions involving Borrower or any guarantor of Borrower, except as heretofore specifically disclosed in writing to Bank. If any of the foregoing arise during the term of the Agreement, Borrower shall immediately notify Bank in writing.
     6.14 Insurance.
     a. Borrower, at its expense, shall keep and maintain its assets insured against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against by other owners who use such properties in similar businesses for the full insurable value thereof. Borrower shall also keep and maintain business interruption insurance and public liability and property damage insurance relating to Borrower’s ownership and use of the Collateral and its other assets. All such policies of insurance shall be in such form, with such companies, and in such amounts as may be satisfactory to Bank. Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All such policies of insurance (except those of public liability and property damage) shall contain an endorsement in a form satisfactory to Bank showing Bank as a loss payee thereof, with a waiver of warranties satisfactory to Bank, and all proceeds payable thereunder shall be payable to Bank and, upon receipt by Bank, shall be applied on account of the Indebtedness owing to Bank. To secure the payment of the Indebtedness, Borrower grants Bank a security interest in and to all such policies of insurance (except those of public liability and property damage) and the proceeds thereof, and Borrower shall direct all insurers under such policies of insurance to pay all proceeds thereof directly to Bank.
     b. Borrower hereby irrevocably appoints Bank (and any of Bank’s officers, employees or agents designated by Bank) as Borrower’s attorney for the purpose of making, selling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. Borrower will not cancel any of such policies without Bank’s prior written consent. Each such insurer shall agree by endorsement upon the policy or policies of insurance issued by it to Borrower as required above, or by independent instruments furnished to Bank, that it will give Bank at least ten (10) days written notice before any such policy or policies of insurance shall be altered or canceled, and that no act or default of Borrower, or any other person, shall affect the right of Bank to recover under such policy or policies

LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

of insurance required above or to pay any premium in whole or in part relating thereto. Bank, without waiving or releasing any Indebtedness or any Event of Default, may, but shall have no obligation to do so, obtain and maintain such policies of insurance and pay such premiums and take any other action with respect to such policies which Bank deems advisable. All sums so disbursed by Bank, as well as reasonable attorneys’ fees incurred by Bank, whether in-house or outside counsel is used, court costs, expenses and other charges relating thereto, shall constitute Bank Expenses and are payable on demand.
     6.15 All financial statements and information relating to Borrower which have been or may hereafter be delivered by Borrower to Bank are true and correct and have been prepared in accordance with GAAP consistently applied and there has been no material adverse change in the financial condition of Borrower since the submission of such financial information to Bank.
     6.16 Financial Reporting.
     a. Borrower at all times hereafter shall maintain a standard and modern system of accounting in accordance with GAAP consistently applied with ledger and account cards and/or computer tapes and computer disks, computer printouts and computer records pertaining to the Collateral which contain information as may from time to time be requested by Bank, not modify or change its method of accounting or enter into, modify or terminate any agreement presently existing, or at any time hereafter entered into with any third party accounting firm and/or service bureau for the preparation and/or storage of Borrower’s accounting records without the written consent of Bank first obtained and without said accounting firm and/or service bureau agreeing to provide information regarding the Accounts and Inventory and Borrower’s financial condition to Bank; permit Bank and any of its employees, officers or agents, upon demand, during Borrower’s usual business hours, or the usual business hours of third persons having control thereof, to have access to and examine all of Borrower’s Books relating to the Collateral, Borrower’s Indebtedness to Bank, Borrower’s financial condition and the results of Borrower’s operations and in connection therewith, permit Bank or any of its agents, employees or officers to copy and make extracts therefrom.
     b. Borrower shall deliver to Bank within thirty (30) days after the end of each month, company prepared balance sheets, statements of cash flow, and profit and loss statements covering Borrower’s operations; deliver to Bank as soon as available and in any event no later than 30 days before the beginning of the next fiscal year of Borrower, a annual financial projections of the Borrower that includes balance sheets, income statements, cash flow statements, a statement of underlying assumptions for the upcoming fiscal year, which projections shall be in form and content approved by Borrower’s board of directors; deliver to Bank within one hundred eighty (180) days after the end of each of Borrower’s fiscal years annual statements of the financial condition of Borrower for each such fiscal year, including but not limited to, a balance sheet, statements of cash flow, and profit and loss statement audited by independent certified public accountants acceptable to Bank in accordance with generally accepted accounting principles consistently applied (which such statements shall not be qualified as to the scope of review or as to the status of Borrower as a going concern, and shall state that such financial statements fairly present, in all material respects, the financial position of Borrower as at the dates indicated and the results of its operations and its cash flows for the periods indicated); and together with each delivery of the annual and monthly financial statements required by this Section 6.16 b., furnish to Bank a certificate of its chief executive officer or financial officer setting forth Borrower’s compliance with the financial covenants set forth in Section 6.17 of this Agreement; and any other report requested by Bank relating to the Collateral and the financial condition of Borrower, and a certificate signed by an authorized employee of Borrower to the effect that all reports, statements, computer disk or tape files, computer printouts, computer runs, or other computer prepared information of any kind or nature relating to the foregoing or documents delivered or caused to be delivered to Bank under this subparagraph are complete, correct and thoroughly present the financial condition of Borrower and that there exists on the date of delivery to Bank no condition or event which constitutes a breach or Event of Default under this Agreement.
     c. In addition to the financial statements requested above, Borrower agrees to provide Bank within fifteen (15) days after the end of each month, unless otherwise provided below (in form and content satisfactory to Bank) the following schedules:
     (1) Accounts Receivable Agings
     (2) Accounts Payable Agings
     (3) Inventory Reports
     6.17 Borrower shall maintain the following financial ratios and covenants on a consolidated and non-consolidated basis, which shall be monitored on a monthly basis, except as noted below:
     a. an Adjusted Quick Ratio of not less than .85 to 1.00
     b. a Debt-to-Tangible Effective Net Worth of not more than 1.25 to 1.00.

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     c. a minimum quarterly Net Income before taxes as determined for the four fiscal quarters then ended of at least:
     i. $5,000,000 for the quarters ending March 31, 2008, June 30, 2008 and September 30, 2008, and
     ii. $7,000,000 for the quarter ending December 31, 2008 and at all times thereafter.
All financial covenants shall be computed in accordance with GAAP consistently applied except as otherwise specifically set forth in this Agreement. All monies due from affiliates (including officers, directors and shareholders) shall be excluded from Borrower’s assets for all purposes hereunder.
     6.18 Borrower shall promptly supply Bank (and cause any guarantor to supply Bank) with such other information (including tax returns) concerning its financial affairs (or that of any guarantor) as Bank may request from time to time hereafter, and shall promptly notify Bank of any material adverse change in Borrower’s financial condition and of any condition or event which constitutes a breach of or an event which constitutes an Event of Default under this Agreement.
     6.19 Borrower is now and shall be at all times hereafter solvent and able to pay its debts (including trade debts) as they mature.
     6.20 Borrower shall immediately and without demand reimburse Bank for all sums expended by Bank in connection with any action brought by Bank to correct any default or enforce any provision of this Agreement, including all Bank Expenses; Borrower authorizes and approves all advances and payments by Bank for items described in this Agreement as Bank Expenses.
     6.21 Each warranty, representation and agreement contained in this Agreement shall automatically be deemed repeated with each advance and shall conclusively be presumed to have been relied on by Bank regardless of any investigation made or information possessed by Bank. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower shall give, or cause to be given, to Bank, either now or hereafter.
     6.22 Borrower shall keep all of its principal bank accounts with Bank and shall notify Bank immediately in writing of the existence of any other bank account, deposit account, or any other account into which money can be deposited.
     6.23 Borrower shall furnish to Bank: (a) as soon as possible, but in no event later than thirty (30) days after Borrower knows or has reason to know that any reportable event with respect to any deferred compensation plan has occurred, a statement of the chief financial officer of Borrower setting forth the details concerning such reportable event and the action which Borrower proposes to take with respect thereto, together with a copy of the notice of such reportable event given to the Pension Benefit Guaranty Corporation, if a copy of such notice is available to Borrower; (b) promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual report with respect to each deferred compensation plan; (c) promptly after receipt thereof, a copy of any notice Borrower may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any deferred compensation plan; provided, however, this subparagraph shall not apply to notice of general application issued by the Pension Benefit Guaranty Corporation or the Internal Revenue Service; and (d) when the same is made available to participants in the deferred compensation plan, all notices and other forms of information from time to time disseminated to the participants by the administrator of the deferred compensation plan.
     6.24 Borrower is now and shall at all times hereafter remain in compliance with all federal, state and municipal laws, regulations and ordinances relating to the handling, treatment and disposal of toxic substances, wastes and hazardous material and shall maintain all necessary authorizations and permits.
7. EVENTS OF DEFAULT.
     Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:
     a. If Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant, agreement, warranty or representation contained in this Agreement, or any other present or future document, instrument or agreement between Borrower and Bank:
     b. If any representation, statement, report or certificate made or delivered by Borrower, or any of its officers, employees or agents to Bank is not true and correct;
     c. If Borrower fails to pay when due and payable or declared due and payable, all or any portion of Borrower’s Indebtedness (whether of principal, interest, taxes, reimbursement of Bank Expenses, or otherwise);

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     d. If there is a material impairment of the prospect of repayment of all or any portion of Borrower’s Indebtedness or a material impairment of the value or priority of Bank’s security interest in the Collateral;
     e. If all or any of Borrower’s assets are attached, seized, subject to a writ or distress warrant, or are levied upon, or come into the possession of any Judicial Officer or Assignee and the same are not released, discharged or bonded against within ten (10) days thereafter;
     f. If any Insolvency Proceeding is filed or commenced by or against Borrower without being dismissed within ten (10) days thereafter;
     g. If any proceeding is filed or commenced by or against Borrower for its dissolution or liquidation;
     h. If Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all (ILLEGIBLE) any material part of its business affairs;
     i. If a notice of lien, levy or assessment is filed of record with respect to any or all of Borrower’s assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other government agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien whether inchoate or otherwise, upon any or all of Borrower’s assets and the same is not paid on the payment date thereof;
     j. If a judgment or other claim becomes a lien or encumbrance upon any or all of Borrower’s assets and the same is not satisfied, dismissed or bonded against within ten (10) days thereafter;
     k. If Borrower’s records are prepared and kept by an outside computer service bureau at the time this Agreement is entered into or during the term of this Agreement such an agreement with an outside service bureau is entered into, and at any time thereafter, without first obtaining the written consent of Bank, Borrower terminates, modifies, amends (ILLEGIBLE) changes its contractual relationship with said computer service bureau or said computer service bureau fails to provide Bank with any requested information or financial data pertaining to Bank’s Collateral, Borrower’s financial condition or the results (ILLEGIBLE) Borrower’s operations;
     l. If Borrower permits a default in any material agreement to which Borrower is a party with third parties so as to result in an acceleration of the maturity of Borrower’s indebtedness to others, whether under any indenture, agreement (ILLEGIBLE) otherwise;
     m. If Borrower makes any payment on account of indebtedness which has been subordinated to Borrower’s Indebtedness to Bank except as otherwise permitted under the terms of this Agreement;
     n. If any misrepresentation exists now or thereafter in any warranty or representation made to Bank by any officer or director of Borrower, or if any such warranty or representation is withdrawn by any officer or director;
     o. If any party subordinating its claims to that of Bank’s or any guarantor of Borrower’s Indebtedness dies, terminates its subordination or guaranty, violates the terms of the subordination or guaranty, becomes insolvent, or an Insolvency Proceeding is commenced by or against any such subordinating party or guarantor;
     p. If Borrower is an individual and Borrower dies;
     q. If there is a change of ownership or control of twenty percent (20%) or more of the issued and outstanding stock of Borrower; or
     r. If any reportable event, which Bank determines constitutes grounds for the termination of any deferred compensation plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower by Bank, or any such Plan shall be terminated within the meaning of Title IV of the Employment Retirement Income Security Act (“ERISA”), or a trustee shall be appointed by the appropriate United States District Court to administer any such plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any plan and in case of any event described in this Section 7, the aggregate amount of Borrower’s liability to the Pension Benefit Guaranty Corporation under Sections 4062,4063 or 4064 of ERISA shall exceed five percent (5%) of Borrower’s Tangible Effective Net Worth.
Notwithstanding anything contained in Section 7 to the contrary, Bank shall refrain from exercising its rights and remedies and Event of Default shall thereafter not be deemed to have occurred by reason of the occurrence of any of the events set forth in Sections 7.e, 7.f or 7.j of this Agreement if, within ten (10) days from the date thereof, the same is released, discharged,

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dismissed, bonded against or satisfied; provided, however, if the event is the institution of Insolvency Proceedings against Borrower, Bank shall not be obligated to make advances to Borrower during such cure period.
8. BANK’S RIGHTS AND REMEDIES.
     8.1 Upon the occurrence of an Event of Default by Borrower under this Agreement, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:
     a. Declare Borrower’s Indebtedness, whether evidenced by this Agreement, installment notes, demand notes or otherwise, immediately due and payable to Bank;
     b. Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, or any other agreement between Borrower and Bank;
     c. Terminate this Agreement as to any future liability or obligation of Bank, but without affecting Bank’s rights and security interests in the Collateral, and the Indebtedness of Borrower to Bank;
     d. Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, take and maintain possession of the Collateral and the premises (at no charge to Bank), or any part thereof, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in the opinion of Bank appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith;
     e. Intentionally Omitted;
     f. Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sales and sell (in the manner provided for herein) the Inventory;
     g. Sell or dispose the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as is commercially reasonable in the opinion of Bank. It is not necessary that the Collateral be present at any such sale. At any sale or other disposition of the Collateral pursuant to this Section, Bank disclaims all warranties which would otherwise be given under the Uniform Commercial Code, including without limitation a disclaimer of any warranty relating to title, possession, quiet enjoyment or the like, and Bank may communicate these disclaimers to a purchaser at such disposition. This disclaimer of warranties will not render the sale commercially unreasonable;
     h. Bank shall give notice of the disposition of the Collateral as follows:
     (1) Bank shall give Borrower and each holder of a security interest in the Collateral who has filed with Bank a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made;
     (2) The notice shall be personally delivered or mailed, postage prepaid, to Borrower’s address appearing in this Agreement, at least ten (10) calendar days before the date fixed for the sale, or at least ten (10) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as have been furnished to Bank or as otherwise determined in accordance with Section 961 1 of the Uniform Commercial Code; and
     (3) If the sale is to be a public sale, Bank shall also give notice of the time and place by publishing a notice one time at least ten (10) calendar days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held; and
     (4) Bank may credit bid and purchase at any public sale.
     i. Borrower shall pay all Bank Expenses incurred in connection with Bank’s enforcement and exercise of any of its rights and remedies as herein provided, whether or not suit is commenced by Bank;

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     j. Any deficiency which exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third parties, to Borrower by Bank, or, in Bank’s discretion, to any party who Bank believes, in good faith, is entitled to the excess;
     k. Without constituting a retention of Collateral in satisfaction of an obligation within the meaning of 9620 of the Uniform Commercial Code or an action under California Code of Civil Procedure 726, apply any and all amounts maintained by Borrower as deposit accounts (as that term is defined under 9102 of the Uniform Commercial Code) or other accounts that Borrower maintains with Bank against the Indebtedness;
     l. The proceeds of any sale or other disposition of Collateral authorized by this Agreement shall be applied by Bank first upon all expenses authorized by the Uniform Commercial Code and all reasonable attorney fees and legal expenses incurred by Bank, whether in-house or outside counsel is used, the balance of the proceeds of the sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to remaining Indebtedness and the surplus, if any, shall be paid over to Borrower or to such other person(s) as may be entitled to it under applicable law. Borrower shall remain liable for any deficiency, which it shall pay to Bank immediately upon demand. Borrower agrees that Bank shall be under no obligation to accept any noncash proceeds in connection with any sale or disposition of Collateral unless failure to do so would be commercially unreasonable. If Bank agrees in its sole discretion to accept noncash proceeds (unless the failure to do so would be commercially unreasonable), Bank may ascribe any commercially reasonable value to such proceeds. Without limiting the foregoing, Bank may apply any discount factor in determining the present value of proceeds to be received in the future or may elect to apply proceeds to be received in the future only as and when such proceeds are actually received in cash by Bank; and
     m. The following shall be the basis for any finder of fact’s determination of the value of any Collateral which is the subject matter of a disposition giving rise to a calculation of any surplus or deficiency under Section 9615(f) of the Uniform Commercial Code: (i)The Collateral which is the subject matter of the disposition shall be valued in an “as is” condition as of the date of the disposition, without any assumption or expectation that such Collateral will be repaired or improved in any manner; (ii) the valuation shall be based upon an assumption that the transferee of such Collateral desires a resale of the Collateral for cash promptly (but no later than 30 days) following the disposition; (iii) all reasonable closing costs customarily borne by the seller in commercial sales transactions relating to property similar to such Collateral shall be deducted including, without limitation, brokerage commissions, tax prorations, attorney’s fees, whether in-house or outside counsel is used, and marketing costs; (iv) the value of the Collateral which is the subject matter of the disposition shall be further discounted to account for any estimated holding costs associated with maintaining such Collateral pending sale (to the extent not accounted for in (iii) above), and other maintenance, operational and ownership expenses; and (v) any expert opinion testimony given or considered in connection with a determination of the value of such Collateral must be given by persons having at least 5 years experience in appraising property similar to the Collateral and who have conducted and prepared a complete written appraisal of such Collateral taking into consideration the factors set forth above. The “value” of any such Collateral shall be a factor in determining the amount of proceeds which would have been realized in a disposition to a transferee other than a secured party, a person related to a secured party or a secondary obligor under Section 9615(f) of the Uniform Commercial Code.
     8.2 In addition to any and all other rights and remedies available to Bank under or pursuant to this Agreement or any other documents, instrument or agreement contemplated hereby, Borrower acknowledges and agrees that (i) at any time following the occurrence and during the continuance of any Event of Default, and/or (ii) termination of Bank’s commitment or obligation to make loans or advances or otherwise extent credit to or in favor of Borrower hereunder, in the event that and to the extent that there are any Letter of Credit Obligations outstanding at such time, upon demand of Bank, Borrower shall deliver to Bank, or cause to be delivered to Bank, cash collateral in an amount not less than such Letter of Credit Obligations, which cash collateral shall be held and retained by Bank as cash collateral for the repayment of such Letter of Credit Obligations, together with any and all other Indebtedness of Borrower to Bank remaining unpaid, and Borrower pledges to Bank and grants to Bank a continuing first priority security interest in such cash collateral so delivered to Bank. Alternatively, Borrower shall cause to be delivered to Bank an irrevocable standby letter of credit issued in favor of Bank by a bank acceptable to Bank, in its sole discretion, in an amount not less than such Letter of Credit Obligations, and upon terms acceptable to Bank, in its sole discretion.
     8.3 Bank’s rights and remedies under this Agreement and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided by law or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election or acquiescence by Bank.
9. TAXES AND EXPENSES REGARDING BORROWER’S PROPERTY. If Borrower fails to pay promptly when due to another person or entity, monies which Borrower is required to pay by reason of any provision in this Agreement, Bank may, but need not, pay the same and charge Borrower’s loan account therefor, and Borrower shall promptly reimburse Bank. All such sums shall become additional Indebtedness owing to Bank, shall bear interest at the rate hereinabove provided, and shall be secured by all Collateral. Any payments made by Bank shall not constitute (i) an agreement by it to make similar payments in the future, or (ii) a waiver by Bank of any default under this Agreement. Bank need not inquire as to, or contest the validity of, any such expense, tax, security interest,

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encumbrance or lien and the receipt of the usual official notice of the payment thereof shall be conclusive evidence that the same was validly due and owing. Such payments shall constitute Bank Expenses and additional advances to Borrower.
10. WAIVERS.
     10.1 Borrower agrees that checks and other instruments received by Bank in payment or on account of Borrower’s Indebtedness constitute only conditional payment until such items are actually paid to Bank and Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Bank on account of Borrower’s indebtedness and Borrower agrees that Bank shall have the continuing exclusive right to apply and reapply such payments in any manner as Bank may deem advisable, notwithstanding any entry by Bank upon its books.
     10.2 Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.
     10.3 Bank shall not in any way or manner be liable or responsible for (a) the safekeeping of the Inventory; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever. All risk of loss, damage or destruction of Inventory shall be borne by Borrower.
     10.4 Borrower waives the right and the right to assert a confidential relationship, if any, it may have with any accountant, accounting firm and/or service bureau or consultant in connection with any information requested by Bank pursuant to or in accordance with this Agreement, and agrees that a Bank may contact directly any such accountants, accounting firm and/or service bureau or consultant in order to obtain such information.
     10.5 Co-Borrowers. Each Borrower agrees as follows:
     a. Each Borrower agrees that it is jointly and severally, directly, and primarily liable to Bank for payment in full of the indebtedness and that such liability is independent of the duties, obligations and liabilities of the other Borrower. The Agreement and each other document, instrument and agreement entered into by any one or more of the Borrowers in connection therewith (collectively, hereinafter, the “Loan Documents”) are a primary and original obligation of each Borrower, are not the creation of a surety relationship, and are an absolute, unconditional, and continuing promise of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to the Loan Documents. Each Borrower acknowledges that the obligations of such Borrower undertaken herein might be construed to consist, at least in part, of the guaranty of obligations of persons or entities other than such Borrower (including any other Borrower party hereto) and, in full recognition of that fact, each Borrower consents and agrees that Bank may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation, or revocation of the Agreement and the other Loan Documents by any one or more Borrowers, and without affecting the enforceability or continuing effectiveness hereof as to each Borrower: (a) supplement, restate, modify, amend, increase, decrease, extend, renew, accelerate, or otherwise change the time for payment or the terms of the indebtedness or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (b) supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval, or consent with respect to, the indebtedness or any part thereof, or any of the Loan Documents or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the indebtedness or any part thereof; (d) accept partial payments on the Indebtedness; (e) receive and hold additional security or guaranties for the indebtedness or any part thereof; (f) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer, or enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as Bank in its sole and absolute discretion may determine; (g) release any Person from any personal liability with respect to the indebtedness or any part thereof; (h) settle, release on terms satisfactory to Bank or by operation of applicable laws, or otherwise liquidate or enforce any indebtedness and any security therefor or guaranty thereof in any manner, consent to the transfer of any security and bid and purchase at any sale; or (i) consent to the merger, change, or any other restructuring or termination of the corporate or partnership existence of any Borrower or any other Person, and correspondingly restructure the Indebtedness, and any such merger, change, restructuring, or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Indebtedness.
     b. Upon the occurrence and during the continuance of any Event of Default, Bank may enforce the Agreement and the other Loan Documents independently as to each Borrower and independently of any other remedy or security Bank at any time may have or hold in connection with the Indebtedness, and it shall not be necessary for Bank to marshal assets in favor of any Borrower or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce the Agreement and the other Loan Documents. Each Borrower expressly waives any right to require Bank to marshal assets in favor of any Borrower or any other Person or to proceed against any other Borrower or any Collateral

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provided by any Person, and agrees that Bank may proceed against Borrowers or any Collateral in such order as it (ILLEGIBLE) determine in its sole and absolute discretion.
     c. Bank may file a separate action or actions against any Borrower, whether action is brought or prosecuted with respect to any security or against any other person, or whether any other person is joined in any such action or actions Each Borrower agrees that Bank and any Borrower and any affiliate of any Borrower may deal with each other in connection with the indebtedness or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, (ILLEGIBLE) any manner whatsoever, all without in any way altering or affecting the continuing efficacy of the Agreement or the other Loan Documents.
     d. Bank’s rights under the Loan Documents shall be reinstated and revived, and the enforceability of the Agreement and the other Loan Documents shall continue, with respect to any amount at any time paid on account of the indebtedness which thereafter shall be required to be restored or returned by Bank, all as though such amount had not been paid. The rights of Bank created or granted herein and the enforceability of the Agreement and the other Loan Documents (ILLEGIBLE) all times shall remain effective to cover the full amount of all the indebtedness even though the Indebtedness, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable (ILLEGIBLE) against any Borrower and whether or not any other Borrower shall have any personal liability with respect thereto.
     e. To the maximum extent permitted by applicable law and to the extent that a Borrower is deemed guarantor, each Borrower expressly waives any and all defenses now or hereafter arising or asserted by reason of (a) an! disability or other defense of any other Borrower with respect to the Indebtedness, (b) the unenforceability or invalidity of any security or guaranty for the indebtedness or lack of perfection or continuing perfection or failure of priority of any security for the Indebtedness, (c) the cessation for any cause whatsoever of the liability of any other Borrower (other than by reason of the full payment and performance of all Indebtedness), (d) any failure of the Bank to marshal assets in favor of Bank or an] Borrower or any other person, (e) any failure of Bank to give notice of sale or other disposition of collateral to any Borrower (ILLEGIBLE) any other Person or any defect in any notice that may be given in connection with any sale or disposition of collateral, (f) any failure of Bank to comply with applicable law in connection with the sale or other disposition of any collateral or other security for any Obligation, including any failure of Bank to conduct a commercially reasonable sale or other disposition of any collateral or other security for any Obligation, (g) any act or omission of Bank or others that directly or indirectly results in (ILLEGIBLE) aids the discharge or release of any Borrower or the indebtedness or any security or guaranty therefor by operation of law (ILLEGIBLE) otherwise, (h) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in (ILLEGIBLE) respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation, (i) any failure of Bank to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (j) the election by Bank of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code, (k) any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy Code, (1) any use of cash collateral under Section 363 of the United States Bankruptcy Code, (m) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (n) the avoidance of any lien in favor (ILLEGIBLE) Bank for any reason, or (o) any action taken by Bank that is authorized by the Agreement or any other provision of any Loan Document. Until such time as all of the indebtedness have been fully, finally, and indefeasibly paid in full in cash: (i) each Borrower hereby waives and postpones any right of subrogation it has or may have as against any other Borrower respect to the Indebtedness; and (ii) in addition, each Borrower also hereby waives and postpones any right to proceed or to seek recourse against or with respect to any property or asset of any other Borrower. Each Borrower expressly waives all (ILLEGIBLE) and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Indebtedness, and all notices of acceptance of the Agreement or the other Loan Documents or of the existence, creation or incurring of new or additional Indebtedness.
     f. In the event that all or any part of the Indebtedness at any time are secured by any one or more deeds (ILLEGIBLE) trust or mortgages or other instruments creating or granting liens on any interests in real property, each Borrower authorizes Bank, upon the occurrence of and during the continuance of any Event of Default, at its sole option, without notice or demand and without affecting the obligations of any Borrower, the enforceability of the Agreement and the other Loan Documents, (ILLEGIBLE) the validity or enforceability of any liens of Bank, to foreclose any or all of such deeds of trust or mortgages or other instruments by judicial or nonjudicial sale.
     g. Without limiting the generality of any other waiver or other provision set forth in this Agreement, each Borrower waives all rights and defenses that such Borrower may have because the Indebtedness is secured by real property This means, among other things:
     (1) Bank may collect from any Borrower without first foreclosing on any real or personal property pledged as Collateral by any other Borrower to secure the Indebtedness.
     (2) If Bank forecloses on any real property pledged as Collateral by any Borrower:

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     (a) the amount of the debt may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.
     (b) Bank may collect from any Borrower even if Bank, by foreclosing on the real property pledged as Collateral, has destroyed any right that Borrower may have to collect from any other Borrower.
This is an unconditional and irrevocable waiver of any rights and defenses each Borrower may have because the Indebtedness is secured by Real Property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.
     h. To the fullest extent permitted by applicable law, to the extent that a Borrower is deemed a guarantor, each Borrower expressly waives any defenses to the enforcement of the Agreement and the other Loan Documents or any rights of Bank created or granted hereby or to the recovery by Bank against any Borrower or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale, even though such a foreclosure or sale may impair the subrogation rights of Borrowers and may preclude Borrowers from obtaining reimbursement or contribution from other Borrowers. To the fullest extent permitted by applicable law, each Borrower expressly waives any suretyship defenses or benefits that it otherwise might or would have under applicable law. WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER WAIVES ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY BANK, EVEN THOUGH THAT ELECTION OF REMEDIES, SUCH AS A NONJUDIClAL FORECLOSURE WITH RESPECT TO SECURITY FOR THE INDEBTEDNESS, HAS DESTROYED SUCH BORROWER’S RIGHTS OF SUBROGATION AND REIMBURSEMENT AGAINST THE OTHER BORROWERS BY OPERATION OF LAW, INCLUDING BUT NOT LIMITED TO SECTION 580d OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, OR OTHERWISE.
     10.6 THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WlTH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THlS AGREEMENT, THE INDEBTEDNESS OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.
     10.7 Reference Provision.
     (a) In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.
     (b) With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Comerica Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Comerica Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).
     (c) The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.
     (d) The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

     (e) The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.
     (f) The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.
     (g) Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.
     (h) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.
     (i) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.
     (j) THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT, THE INDEBTEDNESS OR THE OTHER COMERICA DOCUMENTS.
     10.8 In the event that Bank elects to waive any rights or remedies hereunder, or compliance with any of the terms hereof, or delays or fails to pursue or enforce any term, such waiver, delay or failure to pursue or enforce shall only be effective with respect to that single act and shall not be construed to affect any subsequent transactions or Bank’s right to later pursue such rights and remedies.
11. ONE CONTINUING LOAN TRANSACTION. All loans and advances heretofore, now or at any time or times hereafter made by Bank to Borrower under this Agreement or any other agreement between Bank and Borrower, shall constitute one loan secured by Bank’s security interests in the Collateral and by all other security interests, liens, encumbrances heretofore, now or from time to time hereafter granted by Borrower to Bank.
Notwithstanding the above, (i) to the extent that any portion of the Indebtedness is a consumer loan, that portion shall not be secured by any deed of trust or mortgage on or other security interest in Borrower’s principal dwelling which is not a purchase money security interest as to that portion, unless expressly provided to the contrary in another place, or (ii) if Borrower (or any of them) has (have) given or give(s) Bank a deed of trust or mortgage covering real property, that deed of trust or mortgage shall not secure the loan and any other Indebtedness of Borrower (or any of them), unless expressly provided to the contrary in another place.

LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

12. NOTICES. Unless otherwise provided in this Agreement, all notices or demands by either party on the other relating to this Agreement shall be in writing and sent by regular United States mail, postage prepaid, properly addressed to Borrower or to Bank at the addresses stated in this Agreement, or to such other addresses as Borrower or Bank may from time to time specify to the other in writing. Requests for information made to Borrower by Bank from time to time hereunder may be made orally or in writing, at Bank’s discretion.
13. AUTHORIZATION TO DISBURSE. Bank is hereby authorized to make loans and advances hereunder upon telephonic or other instructions received from anyone purporting to be an officer, employee, or representative of Borrower, or at the discretion of Bank if said loans and advances are necessary to meet any Indebtedness of Borrower to Bank. Bank shall have no duty to make inquiry or verify the authority of any such party, and Borrower shall hold Bank harmless from any damage, claims or liability by reason of Bank’s honor of, or failure to honor, any such instructions.
14. PAYMENTS. Borrower hereby authorizes Bank to deduct the full amount of any interest, fees, costs, or Bank Expenses due under this Agreement and not paid or collected when due in accordance with the terms and conditions hereof from any account maintained by Borrower with Bank. Should there be insufficient funds in any such account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower; provided, however, that Bank shall not be obligated to advance funds to cover any such payment.
15. DESTRUCTION OF BORROWER’S DOCUMENTS. Any documents, schedules, invoices or other papers delivered to Bank, may be destroyed or otherwise disposed of by Bank six (6) months after they are delivered to or received by Bank, unless Borrower requests, in writing, the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrower’s expense, for their return.
16. CHOICE OF LAW. The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder and concerning the Collateral, shall be determined according to the laws of the State of California. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the state and federal courts in California.
17. GENERAL PROVISIONS.
     17.1 This Agreement shall be binding and deemed effective when executed by Borrower and accepted and executed by Bank at its headquarters office.
     17.2 This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights hereunder without Bank’s prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Bank shall release Borrower or any guarantor from their obligations to Bank. Bank may assign this Agreement and its rights and duties hereunder. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Bank’s rights and benefits hereunder. In connection therewith, Bank may disclose all documents and information which Bank now or hereafter may have relating to Borrower or Borrower’s business.
     17.3 Paragraph headings and paragraph numbers have been set forth herein for convenience only; unless the contrary is compelled by the context, everything contained in each paragraph applies equally to this entire Agreement. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the term “including” is not limiting. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.
     17.4 Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise; on the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.
     17.5 Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
     17.6 This Agreement cannot be changed or terminated orally. This Agreement contains the entire agreement of the parties hereto and supersedes all prior agreements, understandings, representations, warranties and negotiations, if any, related to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing.
     17.7 The parties intend and agree that their respective rights, duties, powers, liabilities, obligations and discretions shall be performed, carried out, discharged and exercised reasonably and in good faith.

LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

     17.8 In addition, if this Agreement is secured by a deed of trust or mortgage covering real property, then the trustor or mortgagor shall not mortgage or pledge the mortgaged premises as security for any other indebtedness or obligations. This Agreement, together with all other indebtedness secured by said deed of trust or mortgage, shall become due and payable immediately, without notice, at the option of Bank, (a) if said trustor or mortgagor shall mortgage or pledge the mortgaged premises for any other indebtedness or obligations or shall convey, assign or transfer the mortgaged premises by deed, installment sale contract (ILLEGIBLE) other instrument; (b) if the title to the mortgaged premises shall become vested in any other person or party in any manner whatsoever, or (c) if there is any disposition (through one or more transactions) of legal or beneficial title to a controlling interest of said trustor (ILLEGIBLE) mortgagor.
     17.9 Each undersigned Borrower hereby agrees that it is jointly and severally, directly, and primarily liable to Bank for payment and performance in full of all duties, obligations and liabilities under this Agreement and each other document, instrument and agreement entered into by Borrower with or in favor of Bank in connection herewith, and that such liability is independent of the duties, obligations and liabilities of any other Borrower or any other guarantor of the Indebtedness, as applicable. Each reference herein to Borrower shall mean each and every Borrower party hereto, individually and collectively, jointly and severally.
     17.10 This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement, together with each other document, instrument and agreement entered into with or in favor of Bank in connection herewith constitute the entire understanding among the parties hereto with respect to the subject matter hereof and, as applicable amends and restates in full any other agreement, written or oral, with respect thereto.
     IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement (Accounts and Inventory) to be executed as of the date first hereinabove written.

BORROWER:
ENERGY RECOVERY, INC.,
Accepted and effective as of: March 27, 2008 at Bank’s Western Market Headquarters Office		a Delaware corporation

		By:	/s/ Tom Willardson

COMERICA BANK,			Name: TOM WILLARDSON
a Texas banking association			Title: CFO

By:	/s/ Darren Santos	By:

	Name: Darren Santos		Name:
	Title: Corporate Banking Officer — Western Market		Title:
Address for Notices:		Address for Notices:

75 East Trimble Road San Jose, California 95131 Attn: Credit Manager Fax Number: (408) 556-5097		1908 Doolittle Drive San Leandro, California 94577 Attention: Thomas Willardson, CFO Fax Number: (510) 483-7371

LOAN AND SECURITY AGREEMENT
(ACCOUNTS AND INVENTORY)

SCHEDULE OF PERMITTED LIENS
Attach Delaware and California UCC Lien Search Results

LIBOR Addendum To Loan and Security Agreement
     This Addendum to Loan and Security Agreement (this “Addendum”) is entered into as of March 27, 2008, by and between Comerica Bank (the “Bank”) and Energy Recovery, Inc. (the “Borrower”). This Addendum supplements the terms of the Loan and Security Agreement (Accounts and Inventory) dated March 27, 2008 (the “Note”).
1. Definitions. As used in this Addendum, the following terms shall have the following meanings. Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Note.
     a. “Advance” means a borrowing requested by Borrower and made by Bank under the Note, including any refunding of an outstanding Advance as the same type of Advance or the conversion of any such outstanding Advance to another type of Advance, and shall include a LIBOR-based Rate Advance and/or a Prime-based Rate Advance.
     b. “Applicable Interest Rate” means the LIBOR-based Rate or the Prime-based Rate, as selected by Borrower from time to time or as otherwise determined in accordance with the terms and conditions of the Note.
     c. “Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in Detroit, Michigan and San Jose, California, and, in respect of notices and determinations relating to LIBOR-based Rate Advances, the LIBOR-based Rate and LIBOR Periods, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.
     d. “LIBOR-based Rate” means a per annum interest rate which is equal to the sum of two and three quarters percent (2.75%), plus the quotient of the following:
          (i) the LIBOR Rate;
          divided by
          (ii) a percentage (expressed as a decimal) equal to 1.00 minus the maximum rate during such Eurodollar Period at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.
     e. “LIBOR Lending Office” means Bank’s office located in the Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to Borrower.
     f. “LIBOR Rate” means, with respect to any Indebtedness outstanding under the Note at the LIBOR-based Rate, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to the relevant LIBOR Period for such Indebtedness, commencing on the first day of such LIBOR Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such LIBOR Period. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by Bank and Borrower, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the rate at which Bank is offered United States Dollar deposits at or about 8:00 a.m. (California time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such LIBOR Period in the interbank eurodollar market in an amount comparable to the principal amount of the respective Indebtedness which is to bear interest at such LIBOR Rate and for a period equal to the relevant LIBOR Period.
     g. “LIBOR Period” means, with respect to a LIBOR-based Rate Advance, a period of one (1) month, two (2) months, three (3) months, four (4) months, five (5) months, or six (6) months as selected by Borrower (and which period is acceptable to Bank in its sole discretion), or as otherwise determined pursuant to and in accordance with the terms of the Note, commencing on the day a LIBOR-based Rate Advance is made or the day an Advance is converted to a LIBOR-based Rate Advance or the day an outstanding LIBOR-based Rate Advance is refunded or continued as another LIBOR-based Rate Advance for an applicable LIBOR Period, provided that any LIBOR Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, except that if the next succeeding Business Day falls in another calendar month, the LIBOR Period shall end on the next preceding Business Day, and when an LIBOR Period begins on a day which has no numerically corresponding day in the calendar month during which such LIBOR Period is to end, it shall end on the last Business Day of such calendar month. In the event that any LIBOR-based Rate Advance is at any time refunded or continued as another LIBOR-based Rate Advance for an additional LIBOR Period, such LIBOR Period shall commence on the last day of the preceding LIBOR Period then ending.
     h. “Prime-based Rate” means a per annum interest rate which is equal to the greater of (i) the Prime Rate plus zero percent (0%) per annum; or (ii) the rate of interest equal to the sum of (a) one percent (1%) and (b) the rate of interest equal to the average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers (the “Overnight Rates”), as published by the Federal Reserve Bank of New York, or, if the Overnight Rates are not so published for any day, the average of the quotations for the Overnight Rates received by Bank from three (3) Federal funds brokers of recognized standing selected by Bank, as the same may be changed from time to time.
     i. “Request for Advance” means a Request for Advance issued by Borrower in the form of Exhibit “A” attached hereto and incorporated herein by this reference.
2. Interest Rate Options. Borrower shall have the following options regarding the interest rate to be paid by Borrower on Advances under the Note:
     a. A rate equal to two and three quarters percent (2.75%),above the LIBOR-based Rate, which LIBOR-based Rate shall be in effect during the relevant LIBOR Period; or
     b. A rate equal to zero percent (0%) above the Prime-based Rate as referenced in the Note and quoted from time to time by Bank as such rate may change from time to time.
3. LIBOR-based Rate Advance. The minimum LIBOR-based Rate Advance will not be less Five Hundred Thousand and No/100 Dollars ($500,000.00) for any LIBOR-based Rate Advance.
4. Payment of Interest on LIBOR-based Rate Advances. Interest on each LIBOR-based Rate Advance shall be payable pursuant to the terms of the Note. Interest on such LIBOR-based Rate Advance shall be computed on the basis of a 360-day year and shall be assessed for the actual number of days elapsed from the first day of the LIBOR Period applicable thereto but not including the last day thereof.
5. Bank’s Records Re: LIBOR-based Rate Advances. With respect to each LIBOR-based Rate Advance, Bank is hereby authorized to note the date, principal amount, interest rate and LIBOR Period applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to the Note, which notations shall be prima facie evidence of the accuracy of the information noted. For any LIBOR-based Rate Advance, if Bank shall designate a LIBOR Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying such Advance on the books of such LIBOR Lending Office.
6. Selection/Conversion of Interest Rate Options. Borrower may request an Advance hereunder, including the refunding of an outstanding Advance as the same type of Advance or the conversion of an outstanding Advance to another type of Advance, upon the delivery to Bank of a Request for Advance executed by Borrower, subject to the following: (a) Bank shall not have made demand for payment hereunder and no Event of Default, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, shall have occurred and be continuing or exist under the Note; (b) each such Request for Advance shall set forth the information required on the Request for Advance form attached hereto as Exhibit A; (c) each such Request for Advance shall be delivered to Bank by 10:00 a.m. (California time) on the proposed date of the requested Advance; (d) the principal amount of each LIBOR-based Rate Advance shall be at least Five Hundred Thousand Dollars ($500,000); (e) the proposed date of any refunding of any outstanding LIBOR-based Rate Advance as another LIBOR-based Rate Advance or the conversion of any outstanding LIBOR-based Rate Advance to a Prime-based Rate Advance shall only be on the last day of the LIBOR Period applicable to such outstanding LIBOR-based Rate Advance; and (f) a Request for Advance, once delivered to Bank, shall not be revocable by Borrower.
     Advances hereunder may be requested in Borrower’s discretion by telephonic notice to Bank. Any Advance requested by telephonic notice shall be confirmed by Borrower that same day by submission to Bank, either by first class mail, facsimile or other means of delivery acceptable to Bank, of the written Request for Advance aforementioned. Borrower acknowledges that if Bank makes an Advance based on a telephonic request, it shall be for Borrower’s convenience and all risks involved in the use of such procedure shall be borne by Borrower, and Borrower expressly agrees to indemnify and hold Bank harmless therefor. Bank shall have no duty to confirm the authority of anyone requesting an Advance by telephone.
     If, as to any outstanding LIBOR-based Rate Advance, Bank shall not receive a timely Request for Advance, or telephonic notice, in accordance with the foregoing requesting the refunding or continuation of such Advance as another LIBOR-based Rate Advance for a specified LIBOR Period or the conversion of such Advance to a Prime- based Rate Advance, effective as of the last day of the LIBOR Period applicable to such outstanding LIBOR-based Rate Advance, and as of the last day of each succeeding LIBOR Period, the principal amount of such Advance which is not then repaid shall be automatically refunded or continued as a LIBOR-based Rate Advance for successive LIBOR Periods of one (1) month each, unless Borrower is not entitled to request LIBOR-based Rate Advances hereunder or otherwise elect the LIBOR-based Rate as the Applicable Interest Rate for the principal Indebtedness outstanding hereunder in accordance with the terms of the Note or the LIBOR-based Rate is not otherwise available to Borrower as the Applicable Interest Rate hereunder for the principal Indebtedness outstanding hereunder in accordance with the terms of the Note, in which case, the Prime-based Rate shall be the Applicable Interest Rate hereunder in respect of such Indebtedness for such period, subject in all respects to the terms and conditions of the Note. The foregoing shall not in any way whatsoever limit or otherwise affect Bank’s right to make demand for payment of all or any part of the Indebtedness hereunder at any time in Bank’s sole and absolute discretion or any of Bank’s rights or remedies under the Note upon the occurrence of any Event of Default thereunder, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default.

7. Default Interest Rate. Upon the occurrence of an Event of Default under the Note, the outstanding principal balance of the Note shall bear interest at the default rate set forth in the Note.
8. Prepayment. In the event that the LIBOR-based Rate is the Applicable Interest Rate for all or any part of the outstanding principal balance of the Note, and any payment or prepayment of any such outstanding principal balance of the Note shall occur on any day other than the last day of the applicable LIBOR Period (whether voluntarily, by acceleration, required payment, or otherwise), or if Borrower elects the LIBOR-based Rate as the Applicable Interest Rate for all or any part of the outstanding principal balance of the Note in accordance with the terms and conditions hereof, and, subsequent to such election, but prior to the commencement of the applicable LIBOR Period, Borrower revokes such election for any reason whatsoever, or if the Applicable Interest Rate in respect of any outstanding principal balance of the Note hereunder shall be changed, for any reason whatsoever, from the LIBOR-based Rate to the Prime-based Rate prior to the last day of the applicable LIBOR Period, or if Borrower shall fail to make any payment of principal or interest hereunder at any time that the LIBOR-based Rate is the Applicable Interest Rate hereunder in respect of such outstanding principal balance of the Note, Borrower shall reimburse Bank, on demand, for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties. Such amount payable by Borrower to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant LIBOR Period, at the applicable rate of interest for such outstanding principal balance of the Note, as provided under the Note, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant outstanding principal balance of the Note hereunder through the purchase of an underlying deposit in an amount equal to the amount of such outstanding principal balance of the Note and having a maturity comparable to the relevant LIBOR Period; provided, however, that Bank may fund the outstanding principal balance of the Note hereunder in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrower, Bank shall deliver to Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid. Any outstanding principal balance of the Note which is bearing interest at such time at the Prime-based Rate may be prepaid without premium or penalty. Borrower hereby acknowledges and agrees that the foregoing shall not, in any way whatsoever, limit, restrict, or otherwise affect Bank’s right to make demand for payment of all or any part of the Indebtedness under the Note due on a demand basis in Bank’s sole and absolute discretion, whether such Indebtedness is bearing interest at the LIBOR-based Rate or the Prime-based Rate at such time.
BY INITIALING BELOW, BORROWER ACKNOWLEDGE(S) AND AGREE(S) THAT: (A) THERE IS NO RIGHT TO PREPAY ANY LIBOR-BASED RATE ADVANCE, IN WHOLE OR IN PART, WITHOUT PAYING THE PREPAYMENT AMOUNT SET FORTH HEREIN (“PREPAYMENT AMOUNT’), EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAW; (B) BORROWER SHALL BE LIABLE FOR PAYMENT OF THE PREPAYMENT AMOUNT IF BANK EXERCISES ITS RIGHT TO ACCELERATE PAYMENT OF ANY LIBOR-BASED RATE ADVANCE AS PART OR ALL OF THE OBLIGATIONS OWING UNDER THE NOTE, INCLUDING WITHOUT LIMITATION, ACCELERATION UNDER A DUE-ON-SALE PROVISION; (C) BORROWER WAIVES ANY RIGHTS UNDER SECTION 2954.10 OF THE CALIFORNIA CIVIL CODE OR ANY SUCCESSOR STATUTE; AND (D) BANK HAS MADE EACH LIBOR-BASED RATE ADVANCE PURSUANT TO THE NOTE IN RELIANCE ON THESE AGREEMENTS.

/s/ TW
BORROWER’S INITIALS

9. Hold Harmless and Indemnification. Borrower agrees to indemnify Bank and to hold Bank harmless from, and to reimburse Bank on demand for, all losses and expenses which Bank sustains or incurs as a result of (i) any payment of a LIBOR-based Rate Advance prior to the last day of the applicable LIBOR Period for any reason, including, without limitation, termination of the Note, whether pursuant to this Addendum or the occurrence of an Event of Default; (ii) any termination of a LIBOR Period prior to the date it would otherwise end in accordance with this Addendum; or (iii) any failure by Borrower, for any reason, to borrow any portion of a LIBOR-based Rate Advance.
10. Regulatory Developments or Other Circumstances Relating to LIBOR Rate.
     a. If, with respect to any LIBOR Period, Bank determines that, (a) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts or for the relative maturities are not being offered to Bank for such LIBOR Period, or (b) the LIBOR-based Rate will not accurately or fairly cover or reflect the cost to Bank of maintaining any of the Indebtedness under the Note at the LIBOR-based Rate for such LIBOR Period, then Bank shall forthwith give notice thereof to Borrower. Thereafter, until Bank notifies Borrower that such conditions or circumstances no longer exist, the right of Borrower to request a LIBOR-based Rate Advance and to convert an Advance to or refund an Advance as a LIBOR-based Rate Advance shall be suspended.
     b. If, after the date hereof, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for the Bank (or its LIBOR Lending Office) to make or maintain any Advance with interest at the LIBOR-based Rate, Bank shall forthwith give notice thereof to Borrower. Thereafter, (a) until Bank notifies Borrower that such conditions or circumstances no longer exist, the right of Borrower to request a LIBOR-based Rate Advance and to convert an Advance to or refund an Advance as a LIBOR-based Rate Advance shall be suspended, and thereafter, Borrower may select only the Prime-based Rate as the Applicable Interest Rate hereunder, and (b) if Bank may not lawfully continue to maintain an outstanding Advance to the end of the then current LIBOR Period applicable thereto, the Prime-based Rate shall be the Applicable Interest Rate for the remainder of such LIBOR Period with respect to such outstanding Advance.
     c. If the adoption after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation (whether domestic or foreign) of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof: (a) shall subject Bank (or its LIBOR Lending Office) to any tax, duty or other charge with respect to the Note or any Indebtedness hereunder, or shall change the basis of taxation of payments to Bank (or its LIBOR Lending Office) of the principal of or interest under the Note or any other amounts due under the Note in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its LIBOR Lending Office imposed by the jurisdiction in which Bank’s principal executive office or LIBOR Lending Office is located); or (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its LIBOR Lending Office), or shall impose on Bank (or its LIBOR Lending Office) or the foreign exchange and interbank markets any other condition affecting the Note or the Indebtedness hereunder; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Indebtedness hereunder or to reduce the amount of any sum received or receivable by Bank under the Note by an amount deemed by the Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.
     d. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Indebtedness hereunder, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Indebtedness hereunder to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of the Bank hereunder or to maintaining any Indebtedness hereunder. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by the Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error.
11. Legal Effect. Except as specifically modified hereby, all of the terms and conditions of the Note remain in full force and effect.
     IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

COMERICA BANK

By:	/s/ Darren Santos
Its:	Corporate Banking Officer — Western Market

ENERGY RECOVERY, INC.

By:	/s/ Tom Willardson
Its:	CFO

EXHIBIT A
REQUEST FOR ADVANCE
     Borrower hereby requests COMERICA BANK (“Bank”) to make a                                                                   [LIBOR-based Rate or Prime-based Rate] Advance to Borrower on                                           , in the amount of                                              Dollars ($                                           ) under the Loan and Security Agreement (Accounts and Inventory) dated March 27, 2008, entered into between Borrower and Bank (the “Note”). Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Note. The Eurodollar Period for the requested Advance, if applicable, shall be                                                             . In the event that any part of the Advance requested hereby constitutes the refunding or conversion of an outstanding Advance, the amount to be refunded or converted is                                             Dollars ($                                           ), and the last day of the Eurodollar Period for the amounts being converted or refunded hereunder, if applicable, is                                          .
     Borrower represents, warrants and certifies that no Event of Default, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, has occurred and is continuing under the Note, and none will exist upon the making of the Advance requested hereunder. Borrower further certifies that upon advancing the sum requested hereunder the aggregate principal amount outstanding under the Note will not exceed the face amount thereof. If the amount advanced to Borrower under the Note shall at any time exceed the face amount thereof, Borrower will immediately pay such excess amount, without any necessity of notice or demand.
     Borrower hereby authorizes Bank to disburse the proceeds of the Advance being requested by this Request for Advance by crediting the account of Borrower with Bank separately designated by Borrower or as Borrower may otherwise direct, unless this Request for Advance is being submitted for a conversion or refunding of all or any part of any outstanding Advance(s), in which (ILLEGIBLE) such proceeds shall be deemed to be utilized, to the extent necessary, to refund or convert that portion stated above of the existing outstandings under such Advance(s).
     Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Note.
     Dated this                      day of                                         .

ENERGY RECOVERY, INC.
By:
Its:

EQUIPMENT RIDER
Borrower(s):
Energy Recovery, Inc.
     Borrower has entered into a certain Loan and Security Agreement (Accounts and Inventory) (hereinafter referred to as “Agreement”), dated March 27, 2008 with Bank (Secured Party). This EQUIPMENT RIDER (hereinafter referred to as this “Rider”) dated March 27, 2008 is hereby made a part of and incorporated into that Agreement.
1. Borrower grants to Bank a security interest in the following wherever located (hereinafter referred to as “Equipment”):
(a)	all of Borrower’s present machinery, equipment, fixtures, vehicles, office equipment, furniture, furnishings, tools, dies, jigs and attachments, wherever located, (including but not limited to, the items listed and described on the Schedule of Equipment attached hereto and marked Exhibit “A” and by this reference made a part hereof as though fully set forth herein);

(b)	all of Borrower’s additional equipment, wherever located, of like or unlike nature, to be acquired hereafter, and all replacements, substitutes, accessions, additions and improvements to any of the foregoing; and

(c)	all of Borrower’s general intangibles, including without limitation, computer programs, computer disks, computer tapes, literature, reports, catalogs, drawings, blueprints and other proprietary items.
2. Bank’s security interest in the Equipment as set forth above shall secure each, any and all of Borrower’s Indebtedness to Bank, as the term “Indebtedness” is defined in the Agreement.
3. Bank may, in its sole discretion, from time to time hereafter, make loans to Borrower. Loans made by Bank to Borrower pursuant to this Rider shall be included as part of the Indebtedness of Borrower to Bank and at Bank’s option, may be evidenced by promissory note(s), in form satisfactory to Bank. Such loans shall bear interest at the rate and be payable in the manner specified in said promissory note(s) in the event Bank exercises the aforementioned option, and in the event Bank does not, such loans shall bear interest at the rate and be payable in the manner specified in the Agreement.
4. Borrower represents and warrants to Bank that:
(a)	it has good and indefeasible title to the Equipment;

(b)	the Equipment is and will be free and clear of all liens, security interests, encumbrances and claims, except as held by Bank;

(c)	the Equipment shall be kept only at the following locations: 1908 Doolittle Drive, San Leandro, California 94577;

(d)	the owners or mortgagees of the respective locations are: 2101 Williams Associates, LLC; and

(e)	Bank shall have the right upon demand now and/or at all times hereafter, during Borrower’s usual business hours to inspect and examine the Equipment and Borrower agrees to reimburse Bank for its reasonable costs and expenses in so doing.
5. Borrower shall keep and maintain the Equipment in good operating condition and repair, make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any items of Equipment to become a fixture to real estate or accession to other property, and the Equipment is now and shall at all times remain and be personal property.
6. Borrower, at its expense, shall keep and maintain: the Equipment insured against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against by other owners who use such properties and interest in properties in similar businesses for the full insurable value thereof; and business interruption insurance and public liability and property damage insurance relating to Borrower’s ownership and use of its assets. All such policies of insurance shall be in such form, with such companies and in such amounts as may be satisfactory to Bank. Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payment of all premiums thereof. All such policies of insurance (except those of public liability and property damage) shall contain an endorsement in a form satisfactory to Bank showing loss payable to Bank and all proceeds payable thereunder shall be payable to Bank and upon receipt by Bank shall be applied on the account of Borrower’s Indebtedness. To secure the payment of Borrower’s Indebtedness, Borrower grants Bank a security interest in and to all such policies of insurance (except those of public liability and property damage) and the proceeds thereof and directs all insurers under such policies of insurance to pay all proceeds thereof directly to Bank. Borrower hereby irrevocably appoints Bank (and any of Bank’s officers, employees or agents designated by Bank) as Borrower’s attorney-in-fact for the purpose of making, settling and adjusting claims under such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. Each such insurer shall agree by endorsement upon the policy or policies of insurance issued by it to Borrower as required above, or by independent instruments furnished to Bank that it will give Bank at least ten (10) days written notice before any such policy or policies of insurance shall be altered or canceled, and that no act or default of Borrower, or any other person, shall affect the right of Bank to recover under such policy or policies of insurance required above or to pay any premium in whole or in part relating thereto. Bank, without waiving or releasing any obligations or defaults by Borrower hereunder, may at any time or times hereafter, but shall have no obligation to do so, obtain and maintain such policies of insurance and pay such premiums and take any other action with respect to such policies which Bank deems advisable. All sums so disbursed by Bank, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be a part of Borrower’s Indebtedness and payable on demand.

7. Until default by Borrower under the Agreement or this Rider, Borrower may, subject to the provisions of the Agreement and this Rider and consistent therewith, remain in possession thereof and use the Equipment referred to herein in the ordinary course of business at the location or locations hereinabove designated.
8. All of the terms, conditions, warranties, covenants, agreements and representations of the Agreement are incorporated herein and reaffirmed.
9. Upon a default by Borrower under the Agreement or this Rider, Borrower upon request of Bank to do so, agrees to assemble and make the Equipment or any part thereof available to Bank at a place designated by Bank.
10. Borrower shall upon demand by Bank immediately deliver to Bank and properly endorse, any and all evidences of ownership, certificates of title or applications for title to any of the aforesaid items of Equipment.
11. Bank shall not in any way or manner be liable or responsible for (a) the safekeeping of the Equipment; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof or (d) any act or default by any person whomsoever. All risk of loss, damage or destruction of the Equipment shall be borne by Borrower.

Borrower: ENERGY RECOVERY, INC.

By:	/s/ Tom Willardson
Its:	CFO

By:
Its:

Accepted this 27th day of March, 2008 at Bank’s place of business in Walnut Creek, CA

COMERICA BANK
By:	/s/ Darren Santos
Its:	Corporate Banking Officer-Western Market

ENVIRONMENTAL RIDER

Comerica Bank

NAME OF OFFICE

333 West Santa Clara Street, San Jose, CA 95113

ADDRESS
     This ENVIRONMENTAL RIDER (this “Rider”) dated this 27th day of March, 2008 is hereby made a part of and incorporated into that certain Loan and Security Agreement (the “Agreement”) dated March 27, 2008 between Comerica Bank (“Bank”) and Energy Recovery, Inc. (“Debtor”).
     1. Debtor hereby represents, warrants and covenants that none of the collateral or real property occupied and/or owned by Debtor has ever been used by Debtor or any other previous owner and/or operator in connection with the disposal of or to refine, generate, manufacture, produce, store, handle, treat, transfer, release, process or transport any hazardous substance, as defined in 42 U.S.C. 9601 (14) (“Hazardous Substance”), and Debtor will not at any time use the collateral or such real property for the disposal of, refining of, generating, manufacturing, producing, storing, handling, treating, transferring, releasing, processing, or transporting any such Hazardous Substances and/or any other hazardous waste.
     2. None of the collateral or real property used and/or occupied by Debtor has been designated, listed or identified in any manner by the United States Environmental Protection Agency (the “EPA”) or under and pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, set forth at 42 U.S.C. 9601 et seq. (“CERCLA”) or the Resource Conservation and Recovery Act of 1986, as amended, set forth at 42 U.S.C. 9601 et seq. (“RCRA”) or any other environmental protection statute as a Hazardous Substance, or any other hazardous waste, disposal or removal site, superfund or cleanup site or candidate for removal of closure pursuant to RCRA, CERCLA or any other environmental protection statute.
     3. Debtor has not received a summons, citation, notice, directive, letter or other communication, written or oral, from the EPA or any other federal or state governmental agency or instrumentality, authorized pursuant to an environmental protection statute, concerning any intentional or unintentional action or omission by Debtor resulting in the releasing, spilling, leaking, pumping, pouring, emitting, emptying, dumping or otherwise disposing of a Hazardous Substance or other hazardous waste into the environment resulting in damage thereto or to the fish, shellfish, wildlife, biota or other natural resources.
     4. Debtor shall not cause or permit to exist, as a result of an intentional or unintentional action or omission on its part, or on the part of any third party, on property owned and/or occupied by Debtor, any disposal, releasing, spilling, leaking, pumping, omitting, pouring, emptying or dumping of a Hazardous Substance or any other hazardous waste into the environment where damage may result to the environment, fish, shellfish, wildlife, biota or other natural resources unless such disposal, release, spill, leak, pumping, emission, pouring, emptying or dumping is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal or state governmental authority.
     5. Debtor shall furnish to Bank:
          (a) Promptly and in any event within thirty (30) days after receipt thereof, a copy of any notice, summons, citation, directive, letter or other communications from the EPA or any other governmental agency or instrumentality concerning any intentional or unintentional action or omission on Debtor’s part in connection with the handling, transporting, transferring, disposal or in the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of Hazardous Substances or any other hazardous waste into the environment resulting in damage to the environment, fish, shellfish, wildlife, biota and any other natural resource;
          (b) Promptly and in any event within thirty (30) days after the receipt thereof, a copy of any notice of or other communication concerning the filing of a lien upon, against or in connection with Debtor, the collateral or Debtor’s real property by the EPA or any other governmental agency or instrumentality authorized to file such a lien pursuant to an environmental protection statute in connection with a fund to pay for damages and/or cleanup and/or removal costs arising from the intentional or unintentional action or omission of Debtor resulting from the disposal or in the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of Hazardous Substances or any other hazardous waste into the environment;
          (c) Promptly and in any event within thirty (30) days after the receipt thereof, a copy of any notice, directive, letter or other communication from the EPA or any other governmental agency or instrumentality acting under the authority of an environmental protection statute indicating that all or any portion of the Debtor’s property or assets have been listed and/or borrowers deemed by such agency to be the owner and operator of the facility that has failed to furnish to the EPA or other authorized governmental agency or instrumentality, all the information required by the RCRA, CERCLA or other applicable environmental protection statutes;
          (d) Promptly and in no event more than thirty (30) days after the filing thereof with the EPA or other governmental agency or instrumentality authorized as such pursuant to an environmental protection statute, copies of any and all information reports filed with such agency or instrumentality in connection with Debtor’s compliance with RCRA, CERCLA or other applicable environmental protection statutes.

     6. Any one or more of the following events which occur with respect to Debtor shall constitute an event of default:
          (a) The breach by Debtor of any covenant or condition, representation or warranty contained in this Rider;
          (b) The failure by Debtor to comply with each, every and all of the requirements of RCRA, CERCLA or any other environmental protection statute applicable to the collateral or the real property occupied and/or owned by Debtor;
          (c) The receipt by Debtor of a notice from the EPA or any other governmental agency or instrumentality acting under the authority of any environmental protection statute, indicating that a lien has been filed against any of the collateral, or any of Debtor’s other property by the EPA or any other governmental agency or instrumentality in connection with a fund as a result of damage arising from an intentional or unintentional action or omission by Debtor resulting from the disposal, releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of Hazardous Substances or any other hazardous waste into the environment; and
          (d) Any other event or condition exists which might, in the opinion of Bank, under applicable environmental protection statutes, have a material adverse effect on the financial or operational condition of Debtor or the value of all or any material part of the collateral or other property of Debtor.
     In witness whereof, the Debtor has agreed as of the date first set forth above.

ENERGY RECOVERY, INC.

By:	/s/ Tom Willardson
Its:	CFO
By:
Its:

2

Automatic Loan Payment Authorization

Date: March 27, 2008
Obligor Name (Typed or Printed): Energy Recovery, Inc.

Obligor Number:	Lender’s Cost Center #:

Address:	1908 Doolittle Drive, San Leandro, California 94577

	STREET ADDRESS	CITY	STATE	COUNTRY	ZIP CODE
The undersigned hereby authorizes Comerica Bank (“Bank”) to charge the account designated below for the payments due on the loan(s) as designated below and all renewals, extensions, modifications and/or substitutions thereof. This authorization will remain in effect unless the undersigned requests a modification that is agreed to by the Bank in writing. The undersigned remains fully responsible for all amounts outstanding to Bank if the designated account is insufficient for repayment.
☐	Automatic Payment Authorization for all payments on all current and future borrowings, as and when such payments come due (which payments include, without limitation, principal, interest, fees, costs, and expenses).

☐	Automatic Payment Authorization for all payments on only the specific borrowing identified below, as and when such payments come due (which payments include, without limitation, principal, interest, fees, costs, and expenses).
Specific Obligation Number:

☐	Automatic Payment Authorization for less than all payments on only the specific borrowing identified below, as and when such payments come due.
Specific Obligation Number:
☐	Principal and Interest payments only

☐	Principal payments only

☐	Interest payments only

☐	SPECIAL INSTRUCTIONS/IRREGULAR PAYMENT INSTRUCTIONS

Payment Due Date: Your loan payments will be charged to your account as indicated above on the dates such payments become due (or on a date thereafter when there are available funds) unless that day is a Saturday, Sunday, or Bank holiday in which case such payments will be charged on the following business day, with interest to accrue during this extension as provided under the loan documents.

Account to be Charged:

☑	Checking	1892962802	Comerica Account No.

☐	Savings		Comerica Account No.

Number of lead days to issue billing 15
(Charges to account are withdrawals pursuant to account resolution)

ENERGY RECOVERY, INC.

By:	/s/ Tom Willardson	Its:	CFO
	SIGNATURE OF		TITLE

Borrower’s Authorization

To:	Comerica Bank (“Bank”)

Re:	Loan from the Bank evidenced by a note/agreement dated as of March 27, 2008 in the current amount of Nine Million Dollars ($9,000,000) (“Loan”) executed by Energy Recovery, Inc. (“Borrower”)
Borrower hereby authorizes and directs Bank to:
1.	Disburse the proceeds of the Loan as follows:
a.	Wire Transfer to the sum of $ .

b.	Deposit to Account No. in the name of at Bank the sum of $ .

c.	Credit to Loan No. at Bank the sum of $ effective as of .

d.	Pay to Bank the sum of $ for payment of the Loan Fee.

e.	Pay to Bank the sum of $ for reimbursement of its costs and expenses for legal fees, appraisal fees, title fees, flood certification, tax service contract, etc. (Not Applicable for CALREAL product)

f.	Other: Obligor #8718005157, Note 59; Obligor #8718015909, Note 59

ENERGY RECOVERY, INC.

By:	/s/ Tom Willardson	Its:	CFO

	SIGNATURE OF		TITLE

STATEMENT
Date: March 27, 2008

Energy Recovery, Inc.
1908 Doolittle Drive
San Leandro, California 94577
Attention: Thomas Willardson, CFO	Comerica Bank
Fax Number: (510) 483-7371	P.O. Box 49032
San Jose, CA 95161-9032
RE: Fee on $9,000,000 Note, dated March 27, 2008, and maturing September 30, 2008 Officer Darren Santos.

Commitment Fee	$9,000.00

TOTAL	$9,000.00
☐ Customer Check Attached

☐ Charge DDA No.

Acknowledged by:	/s/ Tom Willardson